Exhibit 10.4

DATED                 2014

SHR GROSVENOR SQUARE LLC

STRATEGIC HOTEL FUNDING, LLC

- and -

WESTERN TREASURE LIMITED

- and -

SHR GROSVENOR SQUARE S.Á.R.L.

________________________________________

AGREEMENT
for the sale and purchase of
the entire issued share capital and other securities of

SHR GROSVENOR SQUARE S.Á.R.L.
________________________________________

Paul Hastings (Europe) LLP
Solicitors and Registered Foreign Lawyers
Ten Bishops Square, Eighth Floor
London, E1 6EG

Tel: +44 20 3023 5100
Fax: +44 20 3023 5109
Ref: 59104.00063
10731665

TABLE OF CONTENTS

Page

1.	INTERPRETATION 1

2.	SALE AND PURCHASE 8

3.	PURCHASE PRICE, BARCLAYS DEBT AND FINANCIAL DEBT 9

4.	COMPLETION STATEMENT AND WORKING CAPITAL ADJUSTMENT 10

5.	GUARANTEE 12

6.	COMPLETION 12

7.	SELLER’S WARRANTIES 16

8.	LIMITATIONS ON THE LIABILITY OF THE SELLER 17

9.	BUYER’S WARRANTIES AND COVENANTS 17

10.	INDEMNITIES 18

11.	CONFIDENTIALITY AND ANNOUNCEMENTS 18

12.	ASSIGNMENT 19

13.	GENERAL 20

14.	VAT 22

15.	NOTICES 22

16.	GOVERNING LAW AND JURISDICTION 24

17.	AGENT FOR SERVICE 24

SCHEDULE 1	26

SCHEDULE 2	SELLER’S WARRANTIES 28

SCHEDULE 3	BUYER’S WARRANTIES 49

SCHEDULE 4	LIMITATIONS ON THE SELLER’S LIABILITY 52

SCHEDULE 5	THE PROPERTY 56

SCHEDULE 6	COMPLETION STATEMENT 60

SCHEDULE 7	TRANSFER INSTRUMENTS 65

i

THIS AGREEMENT is made on March 2014
BETWEEN:

1.
SHR GROSVENOR SQUARE LLC, a limited liability company formed in Delaware (file number 4192237) and whose registered office is at c/o Corporation Service Company, 2711 Centerville Rd, Ste 400, Wilmington DE 19808 (the “Seller”);

2.
WESTERN TREASURE LIMITED, a company incorporated in the British Virgin Islands (registered number 1806521) and whose registered office is at PO Box 957 Offshore Incorporations Centre, Road Town,Tortola, BVI (the “Buyer”);

3.	SHR GROSVENOR SQUARE S.Á.R.L., a private limited company incorporated in Luxembourg (registered number B114.490) and whose registered office is at 20, Rue de la Poste, L-2346 Luxembourg; and

4.
STRATEGIC HOTEL FUNDING, LLC, a limited liability company formed in Delaware (file number 2828390) and whose registered office is at c/o Corporation Service Company, 2711 Centerville Rd, Ste 400, Wilmington DE 19808 (the “Seller’s Guarantor”).

RECITALS:

(A)	The Seller is the legal and beneficial owner of the Shares (as defined below).

(B)
The Seller has agreed to sell and transfer to the Buyer the Shares for the Purchase Price (as defined below) and the Buyer has agreed to purchase the Shares upon the terms and subject to the conditions set out in this Agreement.

(C)	The Company is a party to this Agreement to receive the benefit of certain undertakings and obligations being given to it.

(D)	The Seller’s Guarantor has become a party to this Agreement for the purpose of entering into the guarantee and indemnity set out in clause 5.
IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement each of the following words and expressions shall have the following meanings:
“Accounts” means the Audited Accounts and Unaudited Accounts;
“Accounts Date” means 31 December 2013;
“Agreed Rate” means four per cent. above the base rate from time to time of Barclays Bank Plc;
“Asset Management Agreement” means the agreement between OpCo, SHC DTRS Inc., and the Company dated 1 September 2006;

1

“Audited Accounts” means the audited accounts of each of OpCo, OpCo HoldCo and LeaseCo for the financial year ended on 31 December 2013, comprising, in each case, the balance sheet, the profit and loss account and the notes to the accounts;
“Barclays Debt” means £67,300,706.22, being equal to all monies owed by the Target Group pursuant to the Barclays Facility Documents of £70,153,688.01 less £2,852,981.79 being the amount standing to the credit of the blocked accounts of the Target Group;
“Barclays Facility Documents” means: (i) the Facility Agreement dated 31 May 2007 and made between LeaseCo (as borrower), Barclays Bank Plc (as original lender), Barclays Capital Mortgage Servicing Limited (as security agent) and Opco (as guarantor) as varied by a supplemental agreement dated 18 May 2009 and amended and restated on 7 August 2013 (the “Facility Agreement”); and (ii) all other documents entered into pursuant to the terms of such Facility Agreement or related to or ancillary to such facility agreement (including the Security Agreement and the Guarantor Security Agreement and any documents relevant to Hedging Arrangements);
“Barclays Facility Security” means any and all Encumbrances over any assets of any Target Group Company which relate to the Barclays Debt and/or the Barclays Facility Documents including any such Encumbrances arising out of or in connection with the terms of: (i) the Security Agreement between LeaseCo (as chargor) and Barclays Capital Mortgage Servicing Limited (as security agent) dated 31 May 2007 (the “Security Agreement”); and (ii) the Guarantor Security Agreement between OpCo (as chargor) and Barclays Capital Mortgage Servicing Limited (as security agent) dated 31 May 2007 (the “Guarantor Security Agreement”);
“Business Day” means a day (not being a Saturday or Sunday) on which banks are open for general banking business in the City of London and Luxembourg;
“Buyer’s Group” means the Buyer and its Group Companies including, after Completion, the Target Group;
“Buyer’s Warranties” means the warranties of the Buyer set out in Schedule 3;
“Capital Budget” means the capital expense budget prepared in accordance with the Marriott Agreements in respect of the period up to and including December 2014;
“Cash” means cash and bank deposits determined in accordance with the principles and policies in Part 2 of Schedule 6;
“Claim” means a General Claim and/or a Tax Claim;
“Company” means SHR Grosvenor Square S.à.r.l., a private limited liability company (société à responsabilité limitée) incorporated in Luxembourg with registered number B114.490, further details of which are set out in Schedule 1;
“Company ATA” has the meaning given to that term in paragraph 37.13 of Schedule 2;

2

“Completion” means completion of the sale and purchase of the Shares in accordance with clause 2 and clause 3 of this Agreement;
“Completion Statement Information” means the trial balances and balance sheets for each Target Company and appropriate working papers journals and supporting documentation as at Completion together with reconciliations from UK/LUXGAAP (as appropriate) and US GAAP;
“Completion Working Capital” means the actual aggregate Working Capital of the Target Group at Completion as determined in accordance with Clause 4 and Schedule 6 and as stated in the Completion Statement;
“Completion Statement” means a statement of the Completion Working Capital of the Target Group at Completion prepared in accordance with part 2 of Schedule 6 in the form set out in part 3 of Schedule 6 and agreed or determined in accordance with Clause 3 and part 4 of Schedule 6;
“CPECs” means the convertible preferred equity certificates with an outstanding par value plus accrued interest of £0 as at the date of Completion, issued by the Company to the Seller pursuant to the CPEC Terms and Conditions;
“CPECs Terms and Conditions” means the convertible preferred equity certificates terms and conditions entered into by the Company on 3 July 2007 (as amended, supplemented and restated on 16 May 2008) pursuant to which the Company issued CPECs with an aggregate par value of £31,390,732;
“CTA 2010” means the Corporation Tax Act 2010;
“Data Site” means the electronic data site maintained by Jones Lang La Salle with the project name ‘Marriott Grosvenor Square’ up to and as at the date of this Agreement, a copy of the index of which is set out in the CD ROM attached to the Disclosure Letter;
“DB Scheme” means the London Marriott (1983) Retirement Fund currently governed by a definitive trust deed and rules executed on 16 February 1993 (as amended);
“DC Scheme” means the two defined contribution pension plans offered by Marriott to Marriott employees, being “the Group Personal Pension Plan” provided by AEGON Scottish Equitable and “the People’s Pension Plan”;
“Disclosed” means fully and fairly disclosed on the face of the document (with sufficient details to identify the nature and scope of the matter disclosed);
“Disclosure Letter” means the letter dated the same date as this Agreement from the Seller to the Buyer making certain disclosures in relation to the Warranties;
“Dispute Resolution Procedure” means any litigation, mediation or arbitration or other legal proceedings or in any proceedings or hearings before, or investigation, inquiry or enforcements proceedings by any statutory or governmental body, department, board or agency and is not the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body;

3

“Encumbrance” means any mortgage, charge, pledge, lien, option, debenture, assignation, bill of sale, deposit by way of security, credit sale or other agreements for payment on deferred terms, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest or equity of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;
“Estimated Working Capital” means the aggregate amount of working capital of the Target Group at Completion as estimated in accordance with the principles, policies, bases, practices and methods set out in Part 2 of Schedule 6 and as stated in Part 1 of Schedule 6;
“Financial Debt” means all borrowings and other indebtedness by way of overdraft, acceptance credit or similar facilities, loan stock, bonds, debentures, notes debt or inventory financing, receivables financing, interest rate swaps and other hedging arrangements or any other arrangements the purpose of which is to borrow money, together with any interest, fees, expenses and break costs relating to any of the same, but excluding ordinary trade indebtedness;
“Fundamental Warranties” has the meaning given to that term in paragraph 2 of Schedule 4;
“General Claim” means any claim by the Buyer for breach of any of the General Warranties or any other claim under the Transaction Documents other than a Tax Claim;
“General Warranties” means the warranties of the Seller set out in Schedule 2 (other than the Tax Warranties);
“Group Company” means in relation to a body corporate (wherever incorporated or registered), any holding company or subsidiary of such body corporate or any subsidiary of a holding company of such body corporate in each case from time to time;
“Hedging Arrangements” means any and all hedging arrangements entered into by any of the Target Group Companies from time to time including, without prejudice to the generality of the foregoing, in connection with the Barclays Debt and/or the Barclays Facility Documents (including, without limitation, any swap transactions entered into between LeaseCo and Barclays Bank PLC);
“Historical Accounts” means the audited financial statements of each of OpCo HoldCo, OpCo and LeaseCo, and the unaudited financial statements for the Company in each case for each of the financial years ended on: (i) 31 December 2010; (ii) 31 December 2011; and (iii) 31 December 2012; comprising in each case, the balance sheet, the profit and loss account, the notes to the accounts, the management report and the auditor’s report (filed, in the case of LeaseCo, with the Luxembourg Trade and Companies Register);
“Hotel” means the London Marriott Hotel Grosvenor Square;
“Independent Accountants” means an independent firm of chartered accountants appointed in accordance with Part 4 of Schedule 6;

4

“Insurance Policies” has the meaning given to that term in paragraph 30.1 of Schedule 2;
“Intellectual Property” means patents, trademarks, rights in designs, copyrights, database rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;
“IT System” means all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) whether owned, used, leased or licensed;
“LeaseCo” means Banian Finance S.à.r.l., a company incorporated in Luxembourg with registered number B.117.617, further details of which are set out in Schedule 1;
“Lettings” means the leases, tenancies, licences and agreements to which the Property is subject as set out in Part B of Schedule 5;
“Management Accounts” means the management accounts for the Target Group for the period from the Accounts Date to 28 February 2014;
“Marriott” means Marriott Hotels Limited;
“Marriott Agreements” means (i) the amended and restated management agreement dated 5 September 2003 between OpCo and Marriott Hotels Limited (as amended); (ii) the amended licence and royalty agreement dated 5 September 2003 between OpCo and International Hotel Licensing Company S.á.r.l.; and (iii) the overseas agreement dated 8 September 1989 between OpCo and Marriott International Corporation;
“OpCo” means Lomar Hotel Company Limited, a company incorporated in England and Wales with registered number 2400561, further details of which are set out in Schedule 1;
“OpCo HoldCo” means Lomar Holding U.K. Ltd, a company incorporated in England and Wales with registered number 5886873, further details of which are set out in Schedule 1;
“Operating Budget” means the operating budget prepared in accordance with the Marriott Agreements in respect of the period to and including December 2014;
“Party” or “Parties” means a party or the parties to this Agreement;
“Proceedings” means any proceeding, suit or action arising out of or in connection with the Transaction Documents or the negotiation, existence, validity or enforceability of the Transaction Documents, whether contractual or non-contractual;
“Property” means the leasehold property referred to in Part A of Schedule 5 and includes any part thereof;
“Purchase Price” has the meaning given to that term in Clause 3.1.2;

5

“Replacement and Renewal Reserve” has the meaning given in the Marriott Agreements.
“Seller’s Group” means the Seller and its Group Companies;
“Seller’s Receivable” means all amounts owing as at Completion, including in respect of principal amounts and interest accrued on such principal amounts, from:

(A)	LeaseCo (as borrower) to the Seller (as lender); and

(B)	the Company (as borrower) to the Seller (as lender);
“Seller’s Solicitors” means Paul Hastings (Europe) LLP of Ten Bishops Square, Eighth Floor, London, E1 6EG;
“Service Document” means a claim form, application notice, order, judgment or other document relating to any Proceedings;
“Shares” means the 600 issued ordinary shares of £25 each comprising the entire issued share capital of the Company at the date of this Agreement;
“Subsidiaries” means the Company’s subsidiaries, being OpCo, OpCo HoldCo and LeaseCo, whose details are set out in Schedule 1;
“Target Group” means the Company and each of the Subsidiaries and “Target Group Company” shall mean any member of the Target Group;
“Target Group Books and Records” means all books and records containing information that is used exclusively in, or arises exclusively out of, the business of any of the Target Group Companies (redacted if necessary to remove any information that is not used in, or does not arise out of, the business of any of the Target Group Companies);
“Tax” or “Taxation” has the meaning attributed to it in the Tax Deed;
“Tax Authority” has the meaning attributed to it in the Tax Deed;
“Tax Claim” means any claim by the Buyer for breach of any of the Tax Warranties and/or a claim by the Buyer under the Tax Deed;
“Tax Deed” means the deed in the agreed terms in relation to taxation to be entered into pursuant to this Agreement;
“Tax Warranties” means the warranties given in paragraphs 37 to 52 (Taxation) of Schedule 2;
“Transaction Documents” means this Agreement, the Disclosure Letter, the Transfer Instrument, the Tax Deed and any other documents to be entered into pursuant to any of the terms of the same;

6

“Transfer Instrument” means the transfer instrument in respect of the Shares to be entered into at Completion between the Seller and the Buyer in the form set out in Schedule 7;
“Unaudited Accounts” means the unaudited accounts for the Company for the financial year ended on 31 December 2013 comprising the balance sheet, the profit and loss account and the notes to the accounts;
“VAT” means:

(A)	within the European Union, any tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

(B)	outside the European Union, any tax corresponding to, or substantially similar to, the common system of value added tax referred to in paragraph (a) of this definition;
“Warranties” means together the General Warranties and the Tax Warranties;
“Warranty Claim” means a claim by the Buyer for breach of any of the General Warranties and/or the Tax Warranties; and
“Working Capital” means the working capital of the Target Group calculated in accordance with Clause 4 and Schedule 6.

1.2
In this Agreement, the expressions “holding company”, “subsidiary”, “subsidiary undertaking” and “body corporate” shall have the meaning given in the Companies Act 2006 unless expressly stated otherwise and a company shall be treated as a member of another company even if its shares in that other company are registered in the name of its nominee, or another person by way of security.

1.3	In this Agreement, except where the context otherwise requires:

1.3.1	any reference to this Agreement includes the Schedules to it, each of which forms part of this Agreement for all purposes;

1.3.2
a reference to a Clause, sub-Clause, paragraph, Schedule (other than to a schedule to a statutory provision) shall be a reference to a Clause, sub-Clause, paragraph, Schedule (as the case may be) of or to this Agreement;

1.3.3	words in the singular shall include the plural and vice versa;

1.3.4	references to one gender include other genders;

1.3.5
a reference to a person shall include a reference to a natural person, a firm, a body corporate, an unincorporated association, a partnership, a government, state or organisation or to an individual’s executors or administrators;

7

1.3.6	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

1.3.7
a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced;

1.3.8
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates the English legal term in that jurisdiction and references to any English statute or enactment shall be deemed to include any equivalent or analogous laws or rules in any other jurisdiction;

1.3.9	a reference to “includes” or “including” shall mean “includes without limitation” or “including without limitation”;

1.3.10	references to documents “in the agreed terms” or any similar expression shall be to documents agreed between the Parties and initialled for identification by or on behalf of the Buyer and the Seller;

1.3.11	references to writing shall include any modes of reproducing words in any legible form and shall include email except where expressly stated otherwise;

1.3.12	a reference to a time of day is (save where otherwise stated) to London time;

1.3.13	the contents page and headings in this Agreement are for convenience only and shall not affect its interpretation; and

1.3.14	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

2.	SALE AND PURCHASE

2.1
Subject to the terms and conditions of this Agreement, the Seller shall sell with full title guarantee and the Buyer shall purchase for the Purchase Price, at Completion, the entire legal and beneficial interest in the Shares free from any Encumbrance and together with all rights of any nature whatsoever that attach (or may in the future attach) to them, including any dividends or distributions.

2.2
The Seller hereby irrevocably waives and shall procure before Completion the irrevocable waiver of any restrictions on transfer (including any pre-emption rights) which may exist in relation to the Shares under the constitutional documents of the Company or otherwise.

8

2.3	Neither the Seller nor the Buyer shall be obliged to complete the sale or purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

2.4
By signing the Transfer Instrument the Company acknowledges and accepts the transfer of the Shares from the Seller to the Buyer pursuant to this Agreement in accordance with article 190 of the Luxembourg law on commercial companies of 10 August 1915, as amended from time to time (the “Luxembourg Companies’ Law”) in conjunction with article 1690 of the Luxembourg Civil Code.

2.5
Pursuant to the Transfer Instrument, the Seller and the Buyer each agree to empower and instruct any authorised representative of Luxembourg Corporation Company S.A. to act on behalf of them both under Citco’s sole signature, to register the transfer of the Shares pursuant to this Agreement in the shareholders register held at the Company’s registered office to file it with the Luxembourg Trade and Companies Register, publish it in the Luxembourg official gazette (Mémorial) and to take all further actions which may be required under Luxembourg law to realise the transfer of the ownership of the Shares to the Buyer.

3.	PURCHASE PRICE, BARCLAYS DEBT AND FINANCIAL DEBT
Purchase Price - total consideration

3.1	The total consideration payable by the Buyer under this Agreement at Completion shall be £125,150,000 plus the Estimated Working Capital to be satisfied by:

3.1.1	the payment of £67,300,706.22 in respect of the net amounts outstanding under Barclays Facility Documents;

3.1.2	the payment of £57,907,704.78 for the Shares (the amounts payable by the Buyer to the Seller in cash under Clauses 3.1.1 and 3.1.2 being the “Purchase Price”).

3.2	The Purchase Price payable by the Buyer to the Seller in cash under Clause 3.1 may be subject to further adjustment after Completion pursuant to Clause 4.11.
Purchase Price – payments on Completion

3.3	On Completion, the Buyer shall:

3.3.1	pay £57,907,704.78 to the Seller by telegraphic transfer for same day value to the account of the Seller’s Solicitors being:
Account:
Bank:
Address:
Sort Code:
Account No.:
Reference:

9

3.3.2	procure the transfer to Barclays Bank Plc’s solicitors’ account or to such other account as Barclays Bank Plc may direct, the amount of £67,300,706.22, by telegraphic transfer for same day value.

3.4	Any amount paid by one Party to the other Party under this Agreement shall be deemed to be an adjustment to the Purchase Price to the extent possible.

3.5	Payment of the Purchase Price in accordance with Clause 3.3 shall constitute a valid discharge of the Buyer’s obligation under Clause 3.1

4.	COMPLETION STATEMENT AND WORKING CAPITAL ADJUSTMENT
Completion Statement

4.1	The Seller will use its reasonable endeavours to provide the Completion Statement Information to the Buyer within 15 Business Days of Completion.

4.2
The Buyer shall, as soon as reasonably practicable after receipt of the Completion Statement Information and in any event within 30 (30) Business Days of receipt of the Completion Statement Information, prepare and submit to the Seller a draft of the Completion Statement in respect of the Target Group, prepared in accordance with part 2 of Schedule 6 and in the form set out in part 3 of Schedule 6.

4.3
The Seller may serve a written notice on the Seller stating that it objects (an “Objection Notice”) or that it does not object (an “Acceptance Notice”) to the draft Completion Statement within a period of twenty (20) Business Days following receipt of the draft Completion Statement and if the Seller serves an Acceptance Notice or does not serve an Objection Notice within the period of twenty (20) Business Days following receipt of the draft Completion Statement then such draft shall be, or shall deemed to be, as the case may be, the agreed Completion Statement for the purposes of this Agreement.

4.4
If the Seller serves an Objection Notice within twenty (20) Business Days of receipt of the draft Completion Statement, such notice must identify those items of the Completion Statement which the Seller disputes, the reasons for its objection and the effect that the Seller believes that the items in dispute have on the amounts of working capital together with full details of the calculations of such effect and supporting working papers.

4.5
If within twenty (20) Business Days of receipt of the draft Completion Statement, the Seller provides the Buyer with a valid Objection Notice, then the Completion Statement shall be regarded as being disputed and the parties shall endeavour to agree any matter in dispute. If the matter in dispute is resolved by agreement between the parties, the Buyer and the Seller shall certify the draft Completion Statement (subject to any amendment agreed between the parties) as being the Completion Statement and it shall become final and binding on the parties for the purposes of this Agreement.

4.6
If the parties are unable to resolve any disagreements within 15 Business Days of the service of the Objection Notice, then either the Buyer or the Seller may require by notice in writing that the outstanding matters be referred to the Independent Accountants for determination.

10

4.7
If this Clause 4.7 applies, then either the Seller or the Buyer may require by notice in writing to the other that the Independent Accountants shall be instructed to adjudicate the objection or disputed items in accordance with this Agreement and the provisions of Part 4 of Schedule 6. Only those items or amounts specified in the Objection Notice and not resolved pursuant to clause 4.5 shall be treated as being in dispute and no amendment may be made to the Completion Statement by the Seller, the Buyer or the Independent Accountant save in respect of those items in dispute.

4.8	The Buyer will provide (and will procure that the Company provides) and the Seller will provide, to each other, their respective accountants (if any) and the Independent Accountants without charge:

4.8.1	access to all such accounts, books, documents, records and papers (which may be in their possession or under their control) relating to the Company;

4.8.2	access to such personnel (including in the case of the Seller, the auditors and other professional advisers engaged by the Company prior to Completion) and premises; and

4.8.3	acting in good faith, all such co-operation and assistance;
as may reasonably be required to produce the Completion Statement or make the relevant adjudication.

4.9	The Buyer and the Seller shall bear their own costs incurred pursuant to this Clause 4.

4.10	Following agreement or determination of the Completion Statement, the Completion Working Capital shall be set out in the final Completion Statement.
Adjustments

4.11	If the Completion Working Capital:

4.11.1
is less than the Estimated Working Capital, then the Seller will pay to the Buyer’s account, as notified to the Seller in writing, in cash, an amount equal to the difference between the Completion Working Capital and the Estimated Working Capital; or

4.11.2
is more than the Estimated Working Capital, then the Buyer will pay to the Seller’s account, as notified to the Buyer in writing, in cash, an amount equal to the difference between the Completion Working Capital and the Estimated Working Capital.

4.12
All payments to be made in accordance with Clause 4.11 shall be made within five (5) Business Days of the earlier of either: (i) the receipt by the Buyer of the Acceptance Notice; (ii) the deemed agreement of the Seller with the draft Completion Statement pursuant to Clause 4.3; or (iii) the determination of the Independent Accountants pursuant to Clause 4.7 and Part 4 of Schedule 6.

5.	GUARANTEE

11

5.1
In consideration of the Buyer entering into this Agreement, the Seller’s Guarantor, at the request of the Seller, unconditionally and irrevocably guarantees to the Buyer and its successors, transferees and assigns the due and punctual performance and observance by the Seller of all the Seller’s obligations, and the punctual discharge by the Seller of all the Seller’s liabilities to the Buyer, arising under this Agreement and all agreements and obligations entered into pursuant to this Agreement including, without limitation, the Tax Deed and/or arising from the termination of any of them (the “Guaranteed Obligations”).

5.2	If the Seller defaults on the payment of any amount due and payable to the Buyer under this Agreement or arising from its termination, the Seller’s Guarantor shall:

5.2.1	(without the need for any demand) perform and discharge the Guaranteed Obligations; and

5.2.2	immediately on demand by the Buyer, unconditionally pay that amount to the Buyer in the manner prescribed in this Agreement as if it were the Seller.

5.3
This guarantee is a continuing guarantee and shall extend to the ultimate balance of sums payable by the Seller under this Agreement, regardless of any intermediate payment or discharge in whole or in part. It shall not be affected by any act, omission, matter or thing which, but for this clause 5.3, would reduce, release or prejudice any of the Seller’s Guarantor’s obligations under this clause 5 (without limitation and whether or not known to it or the Buyer).

5.4
If any payment by the Seller, or any discharge given by the Buyer, is avoided or reduced as a result of insolvency or any similar event, the liability of the Seller and the Seller’s Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred and the Buyer shall be entitled to recover the value or amount of that security or payment. The Seller’s Guarantor waives any right it may have of first requiring the Buyer (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Seller’s Guarantor under this clause 5.

6.	COMPLETION

6.1	Completion shall take place immediately after the signature of this Agreement at such place as the Parties may agree in writing.

6.2	At Completion the Seller shall deliver or cause to be delivered to the Buyer:
Transaction Documents

6.2.1	the Transfer Instrument in respect of the Shares duly executed by the Seller, and the Company in favour of the Buyer;

6.2.2	the Tax Deed duly executed by the Seller;

6.2.3	any other Transaction Documents duly executed by the Seller;

12

Seller corporate matters

6.2.4
an opinion in the agreed form confirming that the Seller is in good standing under the laws of the state of Delaware, has the authority to enter into this Agreement and the Transfer Instrument and that the Agreement is valid, legal and enforceable and that the Guarantor is in good standing under the laws of the state of Delaware, has the authority to enter into this Agreement and that the Agreement is valid, legal and enforceable

6.2.5	any power of attorney or any other authority (including board minutes of the Seller) under which the Transaction Documents are authorised to be executed on behalf of the Seller;

6.2.6	evidence in a form satisfactory to the Buyer of repayments, releases and cancellations required by clause 6.3;

6.2.7
statements in respect of each bank account of the Company and the Subsidiaries showing the balance on each such account as at close of business on a date being not more than two Business Days prior to Completion together with written details of all direct debit, standing order or similar authorities applicable to any such accounts;

6.2.8	the cheque books relating to all bank accounts of the Company and the Subsidiaries to the extent not in the possession of the Company or the Subsidiaries as the case may be;

6.2.9
in respect of the Company and the Subsidiaries, all their statutory and minute books properly written up to the time immediately prior to Completion, their common seals (if any), certificates of incorporation and any certificates of incorporation on change of name or re-registration and copies of its Memorandum and Articles of Association, all books and records of the Company.

Title deeds

6.2.10
a certified true copy of the shareholders’ register of the Company as at immediately prior to Completion together with a draft of the shareholders’ register of the Company prepared to register the transfer of the Shares to the Buyer pursuant to the Transfer Instrument;

6.2.11	to the extent not in the possession of the Company or the Subsidiaries, all books and records of the Company within the possession of the Seller;

6.2.12	to the extent not in the possession of the Company or the Subsidiaries, the title deeds and supplemental and/or collateral documents in respect of the Property and the Lettings;

6.2.13
the written resignations of all directors and managers of the Company and the Subsidiaries, in the agreed terms and where relevant executed as a deed and waiving all claims against the Company and the relevant Subsidiaries.

13

6.2.14	letters of resignation from the auditors of the Company and the Subsidiaries accompanied in the case of OpCo and OpCo HoldCo by:

(A)
a statement in accordance with section 519 of the Companies Act 2006 that there are no circumstances connected with the auditors’ resignation which should be brought to the notice of the members or creditors of the Company or of the Subsidiary; and

(B)	a written assurance that the resignation and statement have been, or will be, deposited at the registered office of the Company or Subsidiary in accordance with section 519 of the Companies Act 2006;
Other

6.2.15	a deed of release in the agreed terms terminating the Asset Management Agreement with no liability to the Company and/or the Subsidiaries.

6.2.16	Estoppel letters in the agreed form from Marriott and Gordon Ramsay (Maze) Limited.

6.3	The Seller shall procure that prior to or at Completion:-

6.3.1
all sums under existing overdraft facilities, loans and other borrowings provided to the Company and/or any of the Subsidiaries under the Barclays Facility Documents and any other commercial lending bank are repaid in full whether or not such sums are due for repayment;

6.3.2
the Company and the Subsidiaries are each released from the Barclays Facility Security and every guarantee, bond, indemnity, letter of comfort or Encumbrance or other similar obligations given or incurred by them which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any person other than the Company or the Subsidiaries and so that the Sellers shall indemnify each of the Buyer, the Company and the Subsidiaries against any and all liabilities arising after Completion in respect thereof;

6.3.3	all sums (if any) owing to the Company or the Subsidiaries by the Seller or any of the Seller’s Group or connected persons are repaid whether or not such sums are due for repayment;

6.3.4
all sums, including the amounts under the CPECs and the Seller’s Receivable, owing to the Seller or the Seller’s Group and connected persons by the Company or the Subsidiaries are capitalised or repaid whether or not such sums are due for repayment (and so that the Seller acknowledges and undertakes that (and shall procure that the Seller’s Group and connected persons shall undertake), following Completion, that neither it nor any member of the Seller’s Group will have or seek to bring any claim against the Company or the Subsidiaries to the Seller or the Seller’s Group in respect of the CPECs and the Seller’s Receivable in respect of any liability incurred

14

by any of the Company or the Subsidiaries prior to Completion) and evidence that the CPECs have been fully capitalised or repaid and cancelled in accordance with CPECs Terms and Conditions and the Seller’s Receivable has been capitalised or repaid in full.

6.4
The Seller shall procure that a meeting of the general shareholders’ and/or directors and/or the managers of the Company or the Subsidiaries, where relevant, shall be convened to occur at or as soon as practicable after, and in any event on the date of Completion, at which the following business shall be proposed to be transacted:

6.4.1	the Transfer Instrument referred to in Clause 6.2.1 shall be sanctioned for registration to the extent required by applicable law and regulations;

6.4.2	to approve the Buyer as new sole member of the Company as per article 189 of the Luxembourg Companies’ Law;

6.4.3	to acknowledge the transfer of the Shares to the Buyer;

6.4.4
those persons nominated by the Buyer shall be appointed as managers or directors of the Company and the Subsidiaries and the resignations referred to in Clause 6.2.13 shall be submitted and accepted conditional on Completion taking place (if this has not already occurred);

6.4.5	the resignation of the auditors referred to in paragraph 6.2.14 are accepted; and

6.4.6	all existing mandates for the operation of the bank accounts of the Company and the Subsidiaries shall be revoked and new mandates issued giving authority to persons nominated by the Buyer.

6.5	At Completion, the Buyer shall deliver to the Seller:
Transaction Documents

6.5.1	the Transfer Instrument in respect of the Shares duly executed by the Buyer;

6.5.2	the Tax Deed duly executed by the Buyer;

6.5.3	the guarantee in favour of the Trustees of the London Marriott (1983) Retirement Fund;

6.5.4	any other Transaction Documents duly executed by the Buyer;
Buyer corporate matters

6.5.5
a copy of the minutes of a meeting of the directors of the Buyer authorising the Buyer to enter into and perform its obligations under this Agreement and the Tax Deed certified to be a true and complete copy by a director, secretary or other officer of the Buyer;

15

6.5.6
an opinion in the agreed form confirming that the Buyer is in good standing under the laws of the BVI, has the authority to enter into this Agreement and the Transfer Instrument and that the Agreement is valid, legal and enforceable; and

6.5.7	any power of attorney or any other authority (including board minutes of the Buyer) under which the Transaction Documents are authorised to be executed on behalf of the Buyer.

6.6	The Seller acknowledges and undertakes that, for so long as it remains the registered holder of any of the Shares following Completion, it will:-

6.6.1	hold those Shares together with all dividends or distributions declared, paid or made in respect of them after Completion on trust and as nominee for the Buyer; and

6.6.2	exercise all voting and other rights exercisable in respect of those Shares in accordance with the Buyer’s directions, and so that the Seller hereby irrevocably authorises the Buyer to appoint some person to execute on behalf of the Seller all instruments or proxies or other documents which the Buyer may require and which may be necessary to enable the Buyer or its nominees to attend and vote at general meetings of the Company and to do anything necessary to give effect to the rights contained in this Clause 6.6.

6.7
The terms of this Agreement shall, insofar as not performed at Completion and subject as specifically otherwise provided in this Agreement, continue in force after and notwithstanding Completion and Completion shall not constitute a waiver by the Buyer of any of its rights under this Agreement.

7.	SELLER’S WARRANTIES
Warranties

7.1
Subject to the limitations in Clause 8 and Schedule 4 (Limitations on the Seller’s Liability), the Seller warrants to the Buyer that each of the Warranties is true and accurate at the date of this Agreement.

7.2
Each of the Warranties shall be construed as a separate warranty and except where this Agreement expressly provides otherwise, each Warranty is not limited by the other provisions of this Agreement, including the other Warranties.

7.3	The only Warranties given: in respect of Tax are those contained in paragraph 37 to 52 (inclusive) of Schedule 2and none of the other Warranties shall be deemed to be given in relation to Tax.

7.4
Where any of the Warranties is qualified by the Seller’s knowledge or any similar expression, it shall be deemed to be given to the best of the knowledge, information and belief of the Seller, which for these purposes shall mean the actual knowledge of Robert T. McAllister (Senior Vice President, Tax), Paula Maggio (General Counsel)

16

and Richard Moreau (Chief Operations Officer), each having made all due and careful enquiries of the directors, employees and advisors of the Seller, the Company, the Subsidiaries and the following individuals: Ian Pask, Stephen Kelly, Eric Hassberger and Emma Poyntz.

7.5
The Seller shall not be liable in respect of any claim for breach of any of the Warranties to the extent that the facts and circumstances giving rise to the Claim have been Disclosed in the Disclosure Letter. Notwithstanding any other provisions of this Agreement, for the purposes of this Agreement, all information in the Data Site shall be deemed to be Disclosed.

7.6
The Seller hereby undertakes to the Buyer and to the Company and the Subsidiaries that it waives any and all claims which they might otherwise have against any of the employees, directors, agents or officers of the Company and any of its Subsidiaries (the “Officers”) or Marriott or any of its Officers in respect of a Claim.

8.	LIMITATIONS ON THE LIABILITY OF THE SELLER
No liability shall attach to the Seller in respect of any claims under this Agreement or claims under the Warranties if and to the extent that the limitations set out in Schedule 4 (Limitations on the Seller’s Liability) apply.

9.	BUYER’S WARRANTIES AND COVENANTS

9.1	The Buyer warrants to the Seller that each of the Buyer’s Warranties is true and accurate at the date of this Agreement.

9.2	The Buyer’s Warranties shall not in any respect be extinguished or affected by Completion.

9.3	The Buyer’s Warranties are separate and independent and are not limited or restricted by reference to or inference from the terms of any other provision of this Agreement or any other Buyer Warranty.

9.4
Without prejudice to the provisions of Clause 13.1 (Entire Agreement) or of Schedule 4, the Buyer acknowledges and agrees that it has no rights against, and shall not make any claim against any director, officer, employee, agent or adviser of the Seller, or of its Group Companies (including any person on which or on whom it may have relied before agreeing to any terms of this Agreement, the Disclosure Letter or any other document referred to in this Agreement) provided that nothing in this Clause 9.4 shall operate to limit or exclude any liability for fraud.

9.5
For a period of two (2) years from Completion, the Buyer will make all books, records and documents which relate to the Company and any of the Subsidiaries (insofar as the same record matters occurring up to Completion) available for inspection by representatives of the Seller at all reasonable times during business hours on reasonable advance notice being given. The Buyer will allow the Seller’s representatives to take copies (at the Seller’s expense) of any of such books, records and documents reasonably required by them.

17

9.6
Other than in respect of the Buyer’s obligation to pay the Purchase Price pursuant to Clause 3, the maximum aggregate liability of the Buyer in relation to this Agreement and the Tax Deed when taken together shall not exceed £23,000,000.

9.7	No claim shall be brought against the Buyer under this Agreement after the second anniversary of the date of Completion or the Tax Deed after the sixth anniversary of the date of Completion.

10.	INDEMNITIES
The Seller undertakes to indemnify, and to keep indemnified, the Buyer, the Buyer’s Group, the Company and the Subsidiaries and their respective directors or officers, employees, consultants or other agents (each an “Indemnified Party”) against, and shall pay to the Buyer a sum equal to, all losses or liabilities (including, without limitation, any direct or indirect consequential losses, loss of profit, loss of reputation, damages, claims, demands, proceedings, costs, expenses, penalties and legal and other professional fees and costs) which may be suffered or incurred by any of them and which arise directly or indirectly in connection with the capital reductions and dividend payments by OpCo in the financial years 2013 and 2014.

11.	CONFIDENTIALITY AND ANNOUNCEMENTS

11.1	Each Party shall treat as confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

11.1.1	the negotiations relating to this Agreement;

11.1.2	the subject, terms and contents of this Agreement;

11.1.3	the other Party; and

11.1.4
all information which is used in or otherwise relates to the Target Group’s business, customers or financial or other affairs and is of a nature that it should clearly be regarded as commercially sensitive, including, without limitation, information relating to:

11.1.5
the marketing of goods or services (including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, prices, market research reports and surveys); or

11.1.6	business development or planning, commercial relationships and negotiations.

11.2	Notwithstanding the other provisions of this Clause, any Party may disclose confidential information:

11.2.1	if and to the extent required by the law of any relevant jurisdiction or for the purpose of any judicial proceedings;

18

11.2.2
if and to the extent required by any securities exchange or regulatory or governmental body to which that Party is subject wherever situated, whether or not the requirement for information has the force of law;

11.2.3
to its employees, professional advisers (including, without limitation, legal counsel and auditors), providers of debt finance and insurers, provided that the disclosing Party ensures that any person to whom confidential information is disclosed shall be bound by the terms of Clause 11.1;

11.2.4	if and to the extent the information has come into the public domain through no fault of that Party; or

11.2.5	if and to the extent the other parties have given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.
Any information to be disclosed pursuant to Clause 11.2.1 or 11.2.2 shall, to the extent practicable, be disclosed only after consultation with the other Party and each Party shall use reasonable endeavours to correct any factual inaccuracy relating to the other Party in such disclosed information. It is expressly acknowledged and agreed that after execution of this Agreement the Seller will be required to make certain public filings as required by the Securities and Exchange Commission and the New York Stock Exchange for US regulatory purposes, including public disclosure of a copy of this Agreement, a press release describing the transaction that is the subject of this Agreement and Form 10-Q. The Buyer hereby acknowledges that the Seller has consulted with it in connection with such disclosure and consents to disclosure in accordance with the provisions of this Clause 11.

11.3
The restrictions contained in this Clause shall continue to apply after the date of this Agreement without limit in time, save that the Buyer shall be released from its obligations in respect of Clause 11.1.4 immediately following Completion.

12.	ASSIGNMENT

12.1
Subject to Clause 12.2, the Transaction Documents shall be binding upon and enure for the benefit of the successors and assignees of the Parties including, in the case of individuals, their respective estates after their deaths and, subject to any succession or assignment permitted by this Agreement, any such successor or assignee of any Party shall in its own right be able to enforce any term of this Agreement.

12.2
Subject to Clause 12.3, the Parties shall not assign, or purport to assign, all or any part of the benefit of, or their rights or benefits under, the Transaction Documents (together with any causes of action arising in connection with any of them.

12.3
Either Party may at any time assign all or any part of the benefit of, or its rights or benefits under, the Transaction Documents to any other Group Company of the such Party (or by any Group Company of the such Party to or in favour of any other Group Company of such Party) provided that:

12.3.1	if such assignee subsequently ceases to be a Group Company of such Party, such Party shall procure that prior to its ceasing to be a Group Company of

19

such Party if such assignee reassigns so much of the rights and benefits under this Agreement or the other Transaction Documents as have been assigned to it to such Party or (upon giving further written notice to the other Party) to another of its Group Companies; and

12.3.2	no assignment pursuant to this Clause 12.3 shall vary the obligations, increase the liability or reduce the rights of any Party other than the Party making the Assignment.

13.	GENERAL

13.1	Entire agreement

13.1.1
This Agreement and the other documents referred to herein constitute the entire agreement between, and understanding of, the Parties with respect to the subject matter of this Agreement and such documents supersede any prior written or oral agreement(s) or arrangement(s) between the Parties in relation thereto.

13.1.2
The Buyer acknowledges and agrees that in entering into this Agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in the Warranties. The only remedy available to it shall be for breach of contract under the terms of this Agreement. Nothing in this Clause 13.1.2 shall, however, operate to limit or exclude any liability for fraud.

13.1.3	Neither the Buyer nor the Seller shall be entitled to rescind or otherwise terminate this Agreement after Completion.

13.2	Costs and expenses

13.2.1
Each Party shall pay its own costs and expenses of, and incidental to, the negotiation, preparation, execution and implementation by it of this Agreement, of each document referred to in it and the sale and purchase of the Shares.

13.2.2
Without prejudice to Clause 13.2.1, all stamp, transfer, registration and other similar taxes, duties and charges payable in connection with the transactions contemplated by this Agreement, and the Transaction Documents, shall be paid by the Buyer.

13.3	Effect of Completion
This Agreement shall, as to any of its provisions remaining to be performed or capable of having or taking effect following Completion, remain in full force and effect notwithstanding Completion.

20

13.4	Performance, waiver, release and variation

13.4.1	The failure or delay of any Party at any time or times to require performance of any provision of this Agreement shall not affect its right to enforce such provision at a later time.

13.4.2
No waiver by any Party of any condition or of the breach of any term, covenant, representation, warranty or undertaking contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, warranty or undertaking in this Agreement.

13.4.3
Any liability to any Party under this Agreement may in whole, or in part, be released, compounded or compromised and time or indulgence may be given by such Party in its absolute discretion as regards any Party under such liability without in any way prejudicing or affecting its rights against any other Party under the same or a like liability.

13.4.4
This Agreement may only be varied or any of its provisions waived by the Agreement in writing of (or on behalf of) each of the Parties from time to time or, in the case of a waiver, the Party waiving compliance.

13.5	Severance
If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect.

13.6	No set-off
Save where expressly set out in the Tax Deed, all payments to be made by a Party under this Agreement, or any of the Transaction Documents referred to in it, shall be made free from any set-off, counterclaim or other deduction of any nature whatsoever, except for deductions required to be made by applicable law and regulations.

13.7	Counterparts
This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

13.8	Third party rights
The Parties agree that, subject always to and save as expressly provided in the provisions of Clause 12.1 and this Clause 13.8:

21

13.8.1	no term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party to this Agreement;

13.8.2
a person who is the permitted assignee of the rights of a Party is deemed to be a party to this Agreement and the rights of such assignee shall, subject to and upon any succession or assignment permitted by this Agreement, be regulated by the terms of this Agreement; and

13.8.3
notwithstanding that any term of this Agreement may be or become enforceable by a third party, the terms of this Agreement or any of them may be varied in any way or waived (in each case) without the consent of any such third party.

13.9	Further Assurances
Each Party shall execute and deliver all such documents, and do all such things, as the other Party may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement.

13.10	Payment and Interest
Where a sum is required to be paid by one Party to the other Party under this Agreement but is not paid before or on the due date, the Party due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (after as well as before judgment). The rate of interest shall be the Agreed Rate, which shall accrue on a daily basis and be compounded quarterly.

14.	VAT
All sums payable under this Agreement are (unless expressly stated otherwise) exclusive of any applicable VAT which, if payable, shall be borne in full by the Buyer and payable by the Buyer upon receipt of a valid VAT invoice.

15.	NOTICES

15.1
Any notice, consent or other communication given under this Agreement shall be in writing and in English, and signed by or on behalf of the Party giving it, and shall be delivered by hand or sent by prepaid recorded or special delivery post (or prepaid international recorded airmail if sent internationally) or by fax as follows:

to the Buyer:

Attention:    Joint Partner International Limited

Address:	c/o 1801B, 18/F Far East Consortium Building, 121 Des Voeux Road, Central Hong Kong
Facsimile number:     +852 2868 9282

with a copy (which shall not constitute notice) to:

22

Attention:    Craigie Pearson and Howard Gill
Address:    Forsters LLP
31 Hill Street
London W1J 5LS
UK
Facsimile number:     +44 (0)20 7863 8444

to the Seller:

Attention:     Diane Morefield
Address:    SHR Grosvenor Square LLC
c/o Strategic Hotels & Resorts, Inc.
200 West Madison Street, Suite 1700
Chicago IL 60606
USA
Facsimile number:     +1 (312) 658 5799

And

Attention:     Paula Maggio, Esq.
Address:    SHR Grosvenor Square LLC
c/o Strategic Hotels & Resorts, Inc.
200 West Madison Street, Suite 1700
Chicago IL 60606
USA
Facsimile number:     +1 (312) 658-5799

with a copy (which shall not constitute notice) to:

Attention:    Jeffrey D. Diener, Esq.
Address:    Paul Hastings (Europe) LLP
Ten Bishops Square, Eighth Floor
London E1 6EG
United Kingdom
Facsimile number:     +44 (0)20 3023 5482

15.2
Any Party may from time to time notify the others of any other person, address or fax number for the receipt of notices or copy notices. Any such change shall take effect upon receipt of notice of the change or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

15.3	A notice is deemed to have been received:

15.3.1	if delivered personally, at the time of delivery;

15.3.2	in the case of fax, at the time of transmission;

23

15.3.3	in the case of pre-paid first class post or recorded delivery two (2) Business Days from the date of posting;

15.3.4	in the case of airmail, four (4) Business Days from the date of posting; or

15.3.5
if deemed receipt under the previous paragraphs of this Clause 15.3 is not within business hours (meaning 9:00 am to 5:30 pm in the jurisdiction in which the person receiving notice is located) on a Business Day (being a day that is not a weekend or is not a public holiday in the place of receipt), then receipt shall be deemed to take place on the next Business Day (being a day that is not a weekend or is not a public holiday in the place of receipt).

15.4
To prove service, it is sufficient to prove that the notice was transmitted by fax to the number of the party and that a transmission confirmation was received, or in the case of post, that the envelope containing the notice was properly addressed and posted.

16.	GOVERNING LAW AND JURISDICTION

16.1
This Agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the laws of England and Wales.

16.2
The Parties submit to the exclusive jurisdiction of the courts of England and Wales as regards any claim, dispute or matter (whether contractual or non-contractual) arising out of or in connection with this Agreement (including its formation).

16.3
Each Party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement (including its formation) being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by applicable law and regulations.

17.	AGENT FOR SERVICE

17.1
The Seller irrevocably appoints Paul Hastings (Europe) LLP of 10 Bishops Square, Eighth Floor, London E1 6EG, Attn: Jeffrey D. Diener to be its agent for the receipt of Service Documents. The Buyer irrevocably appoints Forsters LLP of 31 Hill Street, London W1J 5LS Ref. CAP/HFG to be its agent for the receipt of Service Documents. The Seller and the Buyer each agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

17.2
If the agent of either Party at any time ceases for any reason to act as such, such Party shall appoint a replacement agent having an address for service in England or Wales and shall notify the other Party of the name and address of the replacement agent. The Buyer, if the Seller fails to make such appointment and notification, or the Seller, if the Buyer fails to make such appointment and notification, shall be entitled by notice to the other Party to appoint a replacement agent to act on behalf of such Party which failed to make such appointment and notification. The provisions of this Clause applying to service on an agent apply equally to service on a replacement agent.

24

17.3	A copy of any Service Document served on an agent shall be sent by post to the applicable Party. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

25

SCHEDULE 1

DETAILS OF THE COMPANY AND THE SUBSIDIARIES

SHR Grosvenor Square S.à r.l. (“Company”)
Country of incorporation:        Luxembourg
Company number:            R.C.S. Luxembourg B114.490
Date of incorporation:            14 February 2006
Share capital issued and allotted:     £15,000.00 (600 shares of £25.00)
Registered office:            20, Rue de la Poste, L-2346 Luxembourg,
Managers:                Luxembourg Corporation Company S.A., Robert T.
McAllister and Stephen Michael Briggs
Accounting reference date:         31 December

Subsidiaries:	Lomar Holding UK Ltd, Banian Finance S.à.r.l., Lomar Hotel Company Limited

Lomar Holding U.K. Ltd (“OpCo HoldCo”)
Country of incorporation:        England and Wales
Company number:            5886873
Date of incorporation:            26 July 2006
Share capital issued and allotted:     3,826,001 Ordinary Shares of £1 each
Registered office:            7 Albemarle Street, London W1S 4HQ
Directors:                Robert T. McAllister and Stephen Michael Briggs
Secretary:                Citco Management (UK) Limited
Accounting reference date:         31 December
Subsidiaries:                Lomar Hotel Company Limited
Banian Finance S.à.r.l. (“LeaseCo”)
Country of incorporation:        Luxembourg
Company number:            R.C.S. Luxembourg B.117.617 (commercial register)
Date of incorporation:            28 June 2006
Share capital issued and allotted:     £15,000.00 (600 shares of £25.00)
Registered office:            20, rue de la Poste, L-2346 Luxembourg
Managers:                Luxembourg Corporation Company S.A., TCG Gestion S.A.,
Robert T. McAllister and Stephen Michael Briggs
Accounting reference date:         31 December
Subsidiaries:                None
Lomar Hotel Company Limited (“OpCo”)
Country of incorporation:        England and Wales
Company number:            2400561
Date of incorporation:            4 July 1989
Share capital issued and allotted:     1 Ordinary Share of £1
Registered office:            7 Albemarle Street, London W1S 4HQ

26

Directors:                Eric Hassberger, Paula Christine Maggio, Robert T.                             McAllister, Richard Joseph Moreau, Patricia Anne Needham                         and Stephen Michael Briggs
Secretary:                Citco Management (UK) Limited
Accounting reference date:         31 December
Subsidiaries:                None

27

SCHEDULE 2

SELLER’S WARRANTIES

1.	Information
All information and documents contained in the Data Site are true and accurate as at the date of this Agreement.

2.	Capacity

2.1	The Seller is a company duly incorporated and validly existing under the laws of Delaware.

2.2	The Seller has full power and authority and has taken all necessary action to enter into and perform its obligations under all the Transaction Documents.

2.3
The obligations of the Seller under the Transaction Documents constitute or will constitute when executed (as applicable) legal, valid and binding obligations of the Seller in accordance with their respective terms.

2.4
The execution and delivery of the Transaction Documents by the Seller and the performance of and compliance with their respective terms and provisions will not conflict with or result in a breach of, or constitute a default under:

2.4.1	the articles of incorporation or any other constitutional documents of the Seller or any Target Group Company;

2.4.2	any agreement or instrument to which the Seller or any Target Group Company is a party; or

2.4.3	any law, court order, judgment or decree of any court, governmental or administrative authority or regulatory body that applies to or binds the Seller any Target Group Company or any of its property.

2.5
No order has been made and no resolution has been proposed or passed for the winding up of the Seller and no petition has been presented to the Seller and no meeting has been convened (or so far as the Seller is aware application made) for the purpose of winding up the Seller.

2.6	No administration order or compulsory liquidation has been made and no petition or so far as the Seller is aware application for such an order or procedure has been made or presented to the Seller.

2.7
So far as the Seller is aware no administrative receiver or administrator has been appointed or notice given or filed in relation to the appointment of an administrative receiver or administrator in respect of the Seller.

2.8
The Seller has not admitted itself to be insolvent or unable to pay its debts (or deemed to be unable to do so within the meaning of s.123 UK Insolvency Act 1986) or, for the avoidance of doubt, any equivalent or analogous laws or rules in any other jurisdiction.

28

2.9
No voluntary arrangement under s.1 UK Insolvency Act 1986 or, for the avoidance of doubt, any equivalent or analogous laws or rules in any other jurisdiction in respect of the Seller or other compromise or arrangement for the benefit of all of their creditors generally has been proposed or agreed.

2.10	The Seller has not suspended or ceased, or threatened to suspend or cease, to carry on all or a material part of its business.

2.11
No composition in satisfaction of the debts, or scheme for arrangement of affairs or compromise or arrangement between creditors and/or members of any class of creditors and/or members has been proposed, sanctioned or approved by the Seller.

2.12	No distress, execution or other process has been levied or threatened in respect of any asset of the Seller.

2.13	No circumstances have arisen which are likely to result in:

2.13.1	any transaction to which the Seller is a party being set aside; or

2.13.2
a third party claim involving any asset owned or used by the Seller being made under sections 238 or 339 (transactions at an undervalue) or sections 239 or 340 (preferences) of the Insolvency Act 1986.

3.	Seller’s other interests

3.1
Neither the Seller or any of the Target Group Companies or any of their respective affiliates or connected persons has any interest, directly or indirectly, in any business which has a close trading relationship with any Target Group Company.

3.2
No person is entitled to receive from any Target Group Company any finders’ fee, brokerage or commission or other benefit in connection with the sale of the Shares and no cost or expense relating to this Agreement or the sale of the Shares has been or is to be borne by any Target Group Company.

4.	Transactions with the Seller

4.1	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Target Group and any of the following:

4.1.1	the Seller or any member of the Seller’s Group or any person connected with the Seller or such a member; or

4.1.2	any director of the Seller or a director of the Seller’s Group or any person connected with such a director.

4.2
Neither the Seller nor any person connected with the Seller is entitled to a claim of any nature against the Target Group, or has assigned to any person the benefit of a claim against the Target Group to which the Seller or a person connected with the Seller would otherwise be entitled.

29

5.	The Shares and the Company

5.1	The Shares

5.1.1	The Shares comprise the whole of the issued share capital of the Company and all of the Shares are fully paid or credited as fully paid.

5.1.2	The Seller is the sole legal and beneficial owner of the Shares and is entitled to sell the Shares.

5.1.3	There is no Encumbrance on, over or affecting the Shares (or any of them).

5.2	Share and loan capital
Save only as provided in this Agreement (which shall be dealt with in accordance with the terms of this Agreement), there are no agreements or commitments outstanding which call for the present or future creation, allotment, issue, transfer, redemption or repayment of, or grant to any person the right (whether exercisable now or in the future and whether conditional or not) to call for the creation, allotment, issue, transfer, redemption or repayment of, any share or loan capital of the Company (including by way of option or under any right of conversion or pre-emption).

5.3	Repayment of Capital, Capitalisation, Financial Assistance and Distributions

5.3.1
The Target Group Companies have never purchased, repaid or redeemed (or agreed to purchase, repay or redeem) or otherwise reduced (or agreed to reduce) their issued share capital or any class of it or capitalised (or agreed to capitalise) in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed (or agreed to pass) any resolution to do so.

5.3.2	None of the Target Group Companies have directly or indirectly given or agreed to give any financial assistance in contravention of any applicable law or regulation.

5.3.3
None of the Target Group Companies have made any distribution except out of profits available for the purpose and none of the reserves appearing in the relevant Accounts are undistributable reserves except to the extent stated in the relevant Accounts.

5.4	Group structure and corporate information

5.4.1	The information given in Schedule 1 is true, complete and accurate in all respects.

5.4.2	The Company does not have and has never had any subsidiaries or subsidiary undertakings apart from the Subsidiaries.

5.4.3
The Company is the beneficial owner of the entire issued share capital of each of the Subsidiaries, free from all Encumbrances of any nature whatsoever, or any agreement, arrangement or obligation to create any of the same, in favour of any other person.

30

5.5	The Company’s constitution

5.5.1	The Data Site contains copies of the constitutional documents of each Target Group Company which are true and accurate in all respects.

5.5.2
The statutory books including all registers and minute books of each Target Group Company, are up to date and contain an accurate record (and in the case of the minutes books contain an accurate record in all material respects) of the matters which should be dealt with in them and no written notice or allegation that any of them is incorrect or should be rectified has been received by the relevant Target Group Company and the Seller is not aware of any circumstances which may render such information inaccurate or incomplete in any respect.

5.6	Solvency

5.6.1
No order has been made and no resolution has been proposed or passed for the winding up of the Company or any of the Subsidiaries and no petition has been presented to the Company or any of the Subsidiaries and no meeting has been convened (or so far as the Seller is aware application made) for the purpose of winding up the Company or any of the Subsidiaries.

5.6.2
No administration order, faillite, gestion contrôlée, sursis de paiement, concordat préventif de faillite or compulsory liquidation has been made and no petition or so far as the Seller is aware application for such an order or procedure has been made or presented to the Company or any of the Subsidiaries.

5.6.3
No administrative receiver, administrateur provisoire, liquidateur, mandataire judiciaire, curateur, commissaires à la gestion contrôlée, syndic or administrator has been appointed or notice given or filed in relation to the appointment of an administrative receiver or administrator in respect of the Company or any of the Subsidiaries.

5.6.4
The Company has not and none of the Subsidiaries has admitted itself to be insolvent or unable to pay its debts (or deemed to be unable to do so within the meaning of s.123 UK Insolvency Act 1986 or, for the avoidance of doubt, any equivalent or analogous laws or rules in any other jurisdiction).

5.6.5
No voluntary arrangement under s.1 UK Insolvency Act 1986 or, for the avoidance of doubt, any equivalent or analogous laws or rules in any other jurisdiction in respect of the Company or any of the Subsidiaries or other compromise or arrangement for the benefit of all of its creditors generally has been proposed or agreed.

5.6.6	The Company has not and none of the Subsidiaries has suspended or ceased, or threatened to suspend or cease, to carry on all or a material part of its business.

5.6.7
No composition in satisfaction of the debts, or scheme for arrangement of affairs or compromise or arrangement between creditors and/or members of any class of creditors and/or members has been proposed, sanctioned or approved by any Target Group Company.

31

5.6.8	No distress, execution or other process has been levied or threatened in respect of any asset of any Target Group Company.

5.6.9	No circumstances have arisen which are likely to result in:

(A)	any transaction to which any Target Group Company is a party being set aside; or

(B)
a third party claim involving any asset owned or used by any Target Group Company being made under sections 238 or 339 (transactions at an undervalue) or sections 239 or 340 (preferences) of the Insolvency Act 1986.

6.	Books and Records

6.1	Since 31 August 2006 and prior to such date, to the Sellers’ knowledge, all accounts, books, ledgers, financial and other necessary records of whatsoever kind of each of the Target Group Companies:

6.1.1
have been fully, properly and accurately maintained on a consistent basis, are in the possession of the relevant Target Group Company, are up-do-date and contain true and accurate records of all matters including those required to be entered in them by law and no notice or allegation that any of the same is incorrect or should be rectified has been received;

6.1.2	do not contain or reflect any material inaccuracies or discrepancies;

6.1.3
give and reflect a true and fair view of the matters which ought to appear in them and in particular of the financial, contractual and trading position of the relevant Target Group Company and of its plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors and creditors and stock-in-trade; and

6.1.4	contain accurate information in accordance with generally accepted accounting principles relating to all transactions to which the relevant Target Group Company has been a party.

6.2
Since 31 August 2006 and prior to such date, to the Sellers’ knowledge, all statutory records, including accounting records, required to be kept or filed by the relevant Target Group Company have been properly kept and filed and comply with the requirements of all applicable laws and regulations. No Target Group Company’s records or information are recorded, stored, maintained, operated or otherwise dependent upon or held by any means (whether computerised or not) which (including all means of access thereto) are not under the exclusive ownership and direct control of the relevant Target Group Company.

6.3
Since 31 August 2006 and prior to such date, to the Sellers’ knowledge, all deeds and agreements to which any Target Group Company is a party or in which it is interested and other documents owned by or which ought to be in the possession of the relevant Target Group Company are in the possession of the relevant Target Group Company.

32

7.	Returns
Since 31 August 2006 and prior to such date, to the Sellers’ knowledge, all returns, particulars, resolutions and other documents required under any legislation to be filed with or delivered to the Registrar of Companies or the Luxembourg Trade and Companies Register or to any other authority whatsoever by the Target Group have been correctly and properly prepared and duly filed or delivered and all associated fees and charges have been duly paid.

8.	Business since Incorporation
Since its incorporation the Target Group has carried on the business it now carries on and has not at any time during such period ceased to carry on such business or changed its business or carried on any new or other business.

9.	The Accounts

9.1	Audited Accounts

9.1.1	The Audited Accounts of OpCo HoldCo and OpCo have been prepared:

(A)	in accordance with applicable law and with the accounting principles, standards and practices generally accepted in the UK at the time they were audited; and

(B)
subject to paragraph 9.1.1(A), on a basis consistent, in all material respects, with that adopted in preparing the audited Historical Accounts of such Target Group Companies for the previous two financial years.

9.1.2	The Audited Accounts of LeaseCo have been prepared:

(A)	in accordance with applicable law and with the accounting principles, standards and practices generally accepted in Luxembourg at the time they were audited; and

(B)
subject to paragraph 9.1.2(A), on a basis consistent, in all material respects, with that adopted in preparing the audited Historical Accounts of such Target Group Companies for the previous two financial years.

9.2
The Unaudited Accounts of the Company have been prepared in accordance with applicable law and with the accounting principles, standards and practices generally accepted in Luxembourg at 31 December 2013 and give a view of the assets and liabilities of the Company at 31 December 2013 and the profits and losses of the Company for the period then ended which is not materially misstated having regard for the fact that the Unaudited Accounts have not been audited.

9.3	The Historical Accounts have not been qualified in any way.

9.4
The Audited Accounts show a true and fair view of each of the relevant Target Company’s assets, liabilities, financial position and state affairs as at their respective balance sheet date and their profit or loss for the financial year ended on that date.

33

9.5	The Target Group has not factored or discounted any of its debts or engaged in any financing of a type or nature which would not require to be shown, reflected or referred to in the relevant accounts.

9.6
The method and rate of depreciation applied in the Accounts in respect of each fixed asset of each Target Group Company is adequate to write down the value of such fixed asset to its net realisable value at the end of its useful working life.

9.7	The accounting reference date of the Company has at all times during the last four years been 31 December and of OpCo, OpCo HoldCo and LeaseCo has been 31 December.

9.8	The Management Accounts:

9.8.1
have been prepared on bases and in accordance with accounting standards, practices, policies and principles consistent with those adopted in preparing the Accounts (save that they are not audited and are not statutory accounts of the Target Group) and previous management accounts of the Target Group;

9.8.2	have been carefully prepared in good faith; and

9.8.3	are not misleading.

10.	Events since the Accounts Date

10.1	Since the Accounts Date:

10.1.1	there has been no material adverse change in the financial position of any Target Group Company;

10.1.2
the business of each Target Group Company has been carried on in all material respects, in the normal course as a going concern and no Target Group Company has made any payments other than payments made in the ordinary and usual course of its business; and

10.1.3	no change in the accounting reference period of any Target Group Company has been made;

10.1.4	the Target Group has not acquired or disposed of any material asset or made any material payment (including the repayment of any loan or loan capital);

10.1.5	no dividend or other distribution has been declared, paid or made by the Target Group;

10.1.6	there has been no resolution of or consent by the members of the Target Group or any class of members;

10.1.7
the Target Group has not entered into any transaction which has given rise or will give rise to a liability to Tax (or would have or would or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit) on the Target Group other than corporation tax on actual income (and not on

34

chargeable gains or on deemed income) of the Target Group arising from transactions entered into in the normal, ordinary and usual course of trading;

10.1.8
to the Seller’s knowledge, no important supplier (being a supplier which over a period of three months or more during the period of 12 months ending on the date of this Agreement accounted for 10 per cent or more in value of the goods or services supplied to the Target Group) has ceased or substantially reduced its trade with the Target Group or altered its terms of trade to the Target Group’s material disadvantage or has threatened to so in writing;

10.1.9	the assets of the Target Group have been in the possession or under the control of the Target Group and have not been depleted by any negligent, wrongful, fraudulent or unlawful act;

10.1.10	the Target Group has not acquired or disposed of or agreed to acquire or dispose of any business or any asset other than trading stock in the normal, usual and ordinary course of business;

10.1.20	none of the fixed assets of the Target Group shown in the Accounts and none acquired since the Accounts Date has been lost, damaged or destroyed;

10.1.11
no debt belonging to the Target Group has been factored or sold and no debtor of the Target Group has been released by the Target Group on terms that he pays less than the initial face value of any debt and no debt has been written off or has proved to be irrecoverable to any extent; and

10.1.12	the Target Group has not paid any service, management or similar charges.

11.	Employees

11.1	No member of the Target Group employs or engages any individuals whether as employees, workers, or consultants.

11.2
No offer of employment or engagement has been made to any individual by any member of the Target Group that has not yet been accepted or which has been accepted but where the employment or engagement has not yet started.

11.3	No member of the Target Group makes any payments of any kind to any of the directors of any Target Group Company.

12.	Pensions

12.1
Other than the DB Scheme and the DC Scheme, during the Seller’s period of ownership and so far as the Seller is aware at any time before this, no Target Group Company has sponsored, designated, operated or participated in or contributed to any pension scheme nor has any Target Group Company agreed or announced any proposal to enter into or establish any such arrangement.

12.2	All material particulars of the DB Scheme, of which the Seller is aware from its period of ownership, required to permit the Buyer to form a true and fair view of the DB Scheme,

35

the benefits (including contingent benefits) provided or to be provided under the DB Scheme and the Target Group Companies’ obligations in relation to the DB Scheme have been Disclosed to the Buyer.

12.3
So far as the Seller is aware, the DB Scheme is not and never has been a multi-employer scheme (as defined in the Occupational Pensions Schemes (Employer Debt) Regulations 2005) and no person other than OpCo is or has been an “employer” (as defined by section 124 of the Pensions Act 1995) in relation to the DB Scheme (or other than under the guarantee dated 13 August 2008) otherwise had any liability in relation to the DB Scheme).

12.4
During the Seller’s period of ownership, except for the guarantee dated 13 August 2008 between the Seller’s Guarantor and the trustees of the DB Scheme, neither the Seller (or any member of the Seller’s Group) nor any Target Company has made any guarantee or provided any assets on security (whether contingent or otherwise) to or in respect of the DB Scheme for any purpose including, without limitation, for the purpose of the calculation of the Pension Fund Levy.

12.5
The DB Scheme is a registered pension scheme for the purposes of the Finance Act 2004, and so far as the Seller is aware, there is no reason why HM Revenue & Customs would withdraw such registration or status from the DB Scheme.

12.6
So far as the Seller is aware, all contributions (including fees, insurance premiums, charges and expenses of whatever nature) which are payable or due by any Target Group Company under the DB Scheme and the DC Scheme and all contributions due from members of those schemes have been duly made and remitted on time and each Target Group Company has performed all of its obligations in relation to the DB Scheme and there are no liabilities outstanding at the date of this Agreement.

12.7
There is no amount which at the current time is treated as a debt due to the trustees of the DB Scheme and the trustees of the DB Scheme have not, during the Seller’s period of ownership or so far as the Seller is aware at any other time, entered into any agreement with any Target Group Company in relation to the DB Scheme the effect of which is to reduce the amount of a debt due under section 75 or 75A of the Pensions Act 1995 or to prevent such a debt becoming due, to compromise or otherwise settle such debt, or to reduce the amount of such a debt which would otherwise become due.

12.8
No contribution notice, financial support direction or restoration order has during the Seller’s period of ownership been issued to any Target Group Company or any person connected to or associated with any Target Group Company by the Pensions Regulator in accordance with its powers under the Pensions Act 2004 in respect of the DB Scheme and so far as the Seller is aware there is no fact or circumstance likely to give rise to any such notice or direction.

12.9
The DB Scheme has been designed to comply with, and so far as the Seller is aware during its period of ownership it has been administered in accordance with, all applicable legislation and guidance issued by the Pensions Regulator and so far as the Seller is aware the trustees of the DB Scheme and OpCo have complied in all material respects with such legislation and guidance, and no acts, omissions or other events have been

36

reported to the Pensions Regulator under sections 69 or 70 of the Pensions Act 2004 and so far as the Seller is aware there is no fact or circumstance likely to give rise to such reports.

12.10	Since the date of the DB Scheme’s last triennial actuarial valuation contributions have been paid to the DB Scheme at the rate(s) disclosed in the Disclosure Letter.

12.11
So far as the Seller is aware, during its period of ownership, neither OpCo nor the trustees of the DB Scheme have unlawfully discriminated against, or in relation to, any member of the DB Scheme, and so far as the Seller is aware no claims or complaints have been made (or are pending or threatened) in relation to the DB Scheme or otherwise in respect of the provision of (or failure to provide) any benefits due under the DB Scheme, and so far as the Seller is aware there are no facts or circumstances likely to give rise to such claims or complaints.

12.12	During the Seller’s period of ownership, the DB Scheme has not accepted any contributions from a European employer (outside the UK) as defined for the purposes of Part 7 of the Pensions Act 2004.

13.	Industrial Relations

13.1	Within the period of one year preceding the date of this Agreement the Target Group has not:

13.1.1
given any notice of redundancies to the Secretary of State, started consultations with any independent trade union or workers representatives under Part XI Employment Rights Act 1996 or failed to comply with any obligation under such Part XI or otherwise in relation to redundancy and redundancy consultation; or

13.1.2
been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 or failed to comply with any duty to inform and consult any appropriate representative under such Regulations.

13.2
To the Seller’s knowledge, neither the Target Group nor Marriott is a party to any contract, agreement or arrangement with any trade union or staff association or other body or organisation representing any of its employees nor are any of its employees members of any such trade union or staff association.

13.3
To the Seller’s knowledge, there is no existing, pending or threatened dispute between the Target Group or Marriott and any of its employees or any trade union or other organisation formed for a similar purpose and so far as the Seller and the Target Group are aware there are no circumstances (including Completion) which are likely to give rise to any such dispute.

14.	Immigration

14.1
In accordance with the Immigration Asylum and Nationality Acts 1996 and 2006 (and any other relevant or replacement legislation) which deal with the prevention of illegal working in the UK, each of the employees of OpCo Holdco, OpCo and, to the Seller’s knowledge, Marriott at the Property has the legal right and the current and appropriate

37

permission to work in the UK in relation to his/her employment with OpCo Holdco or OpCo or, to the Seller’s knowledge, Marriott (as applicable) and neither the Seller nor the Target Group is aware of any circumstances which might cause any such right and permission to work to be curtailed (cancelled) or any of its or their employees to be required to leave the UK.

14.2
Each of OpCo Holdco, OpCo and, to the Seller’s knowledge, Marriott at the Property have made and retained copies of original documents which evidence the legal right and permission of its employees to work in their role in the UK and has conducted a regular audit of those documents in the specified format required.

15.	Financial arrangements

15.1	A complete list of each of the bank accounts held by any Target Group Company and the amounts held in each of such accounts as at the date of this Agreement is set out in the Disclosure Letter.

15.2
No Target Group Company has any overdraft, loan, other financial or leasing arrangements and has not incurred or agreed to incur any borrowing which it has not repaid or satisfied and is not party to any debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing or sale and lease back arrangement.

15.3	There are no Hedging Arrangements.

16.	Budgets
There have been no amendments to the Capital Budget and the Operating Budget which have been Disclosed and there are no items in dispute in those budgets.

17.	Sureties

17.1	No person has given or promised any guarantee or indemnity of or security for any obligation owed or to be owed by the Target Group.

17.2	The Target Group has not given or promised any guarantee or indemnity of or security for any of the obligations of any third party.

18.	Contracts and commitments

18.1	The Target Group Companies are not and have never been party to any partnership, joint venture, consortium or profit sharing arrangement.

18.2
The Data Site contains complete copies of the Marriott Agreements. There are no existing management contracts or franchise agreements relating to the Property other than the Marriott Agreements. The Seller has neither given nor received any written notification of any material breach or default under the Marriott Agreements.

18.3	The Data Site contains a schedule of all of the contracts to which the Target Group is a party.

38

18.4	The relevant Target Group Company has not defaulted under or breached a contract to which it is party.

18.5	To the Sellers’ knowledge, no other party to a contract has defaulted under or breached such a contract.

18.6
No notice of termination of a contract has been received or served by the Target Group and there are no grounds for the termination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

18.7	The Seller has not been notified in writing by Marriott of any outstanding claims of a significant nature against the Target Group on the part of customers or guests or otherwise.

19.	Insider Contracts

19.1
There is not, nor during the six years prior to the date of this Agreement has there been, outstanding any agreement, arrangement or understanding (whether legally enforceable or not) to which the Target Group is a party and in which any of the Seller, any affiliate of the Seller, any of the directors of the Target Group or any connected person of any such person is or has been interested, whether directly or indirectly.

19.2	The Target Group is not a party to, nor have its profits or financial position been affected during the last six years by, any agreement or arrangement which is not of an entirely arm’s length nature.

20.	Powers of attorney
No Target Group Company has given any power of attorney or other written authority which is still outstanding or effective to any person to enter into any contract or commitment on its behalf other than to its directors, officers and employees to enter into routine trading contracts in the normal course of their duties.

21.	Government and Other Grants
The Target Group is not subject to any arrangement for receipt or repayment of any allowance, redundancy payment contribution, grant, subsidy or financial assistance from any government department, local authority, agency, board or other body whatsoever and is under no obligation, contingent or otherwise, to return, repay, allow to be forfeited, withheld or set-off the whole or any part of the same.

22.	Stock-in-trade
The Target Group ‘s stock-in-trade is in good condition, is capable of being sold by the Target Group in the ordinary course of business in accordance with its current price list without rebate or allowance and the level of such stock-in-trade is not unusually high or low having regard to the Target Group ‘s current requirements and past practices.

39

23.	Creditors
The Target Group has paid its creditors within the times agreed with such creditors and does not have any debts outstanding which are overdue for payment by more than two weeks.

24.	Capital Expenditure
The Target Group has no outstanding capital commitment nor is it engaged in any scheme or project requiring capital expenditure.

25.	Ownership and Nature of Assets

25.1
Each of the assets included in the Accounts or acquired by the Target Group since the Accounts Date (other than the Property and current assets subsequently disposed of or realised in the ordinary course of business) is owned both legally and beneficially by the Target Group free from any Encumbrance and, if capable of possession, is in the Target Group’s possession.

25.2
The assets owned by the Target Group together with all assets held under hire purchase, lease or rental agreements which have been Disclosed comprise all assets necessary for the continuation of the Target Group’s business as it is currently carried on.

26.	Encumbrances

26.1
There is no Encumbrance on, over or affecting all or any part of the undertaking or assets of the Target Group and there is no agreement, commitment or obligation to create any such Encumbrance and no claim has been made by any person to be entitled to any such Encumbrance.

26.2	No floating charge created by the Target Group has crystallised.

26.3	The Target Group has not received notice from any person threatening to enforce any security which it may hold on the assets of the Target Group.

27.	Information System

27.1	Marriott is the owner of and, to the Seller’s knowledge, is in possession of all IT Systems used in connection with the business carried on at the Property.

27.2	The IT Systems used by Marriott at the Hotel are, to the Sellers’ knowledge, sufficient to continue the business carried on at the Property.

27.3	Neither the Seller nor the Seller’s group (not including any Target Group Company) provides any IT Systems or accounting systems to any member of the Target Group.

40

28.	Data Protection

28.1	Each Target Group Company has:

28.1.1	complied in all material respects with the Data Protection Act 1984 and the Data Protection Act 1998 and any equivalent or analogous laws or rules in Luxembourg; and

28.1.2	satisfied any requests for access to personal data subject to paragraph 28.1.1.

28.2	Within the six years preceding the date of this Agreement, the Target Group Company has not received any:

28.2.1
notice or formal complaint under the Data Protection Act 1998 or any equivalent or analogous laws or rules in Luxemburg alleging non compliance (including any information or enforcement notice, or any transfer prohibition notice); or

28.2.2	claim for compensation for loss or unauthorised disclosure of data; or

28.2.3	notification of an application for rectification or erasure of personal data that remains outstanding at the date of this Agreement,

28.2.4	and the Target Group is not aware of any circumstances which may give rise to the giving of any such notice or the making of any such notification.

28.3
Each Target Group Company has complied in all material respects with its respective obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

29.	Disputes

29.1	No Target Group Company is engaged in any capacity in any Dispute Resolution Procedure whether as claimant, defendant or otherwise.

29.2	Neither the Seller nor any Target Group Company has been or is engaged in any dispute with Marriott or any Marriott Group Company.

29.3
Since 31 August 2006, neither the Seller nor any Target Group Company has been or is currently engaged in any dispute with any contractor and there is no outstanding liability to any contractor in respect of refurbishment projects carried out under any contract entered into since 31 August 2006.

29.4	To the Sellers’ knowledge, no Dispute Resolution Procedure is threatened or pending nor are there facts known to the Seller or any Target Group Company which might give rise to any such matter.

29.5
There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against any Target Group Company or any person for whose acts it may be vicariously liable.

41

29.6	Neither the Seller nor any Target Group Company is party to any subsisting undertaking given to any court or third party arising out of any legal proceedings

30.	Insurances

30.1
The schedule of insurances contained in the Data Site contains complete and accurate details of the insurance policies, premiums, excess and claims for the last three years of each of the Target Group Companies (the “Insurance Policies”) or in which the relevant Target Group Company has an interest and the relevant Target Group Company has paid all premiums due on such Insurance Policies and:

30.1.1	the Insurance Policies, together with the receipts for the latest premiums payable in respect thereof, are in the Company’s possession; and

30.1.2	the Insurance Policies will continue in full and effect notwithstanding the execution of this Agreement or Completion.

30.2
Nothing has been done or omitted to be done by any Target Group Company which would make any of the Insurance Policies void or voidable and all premiums due under the Insurance Policies have been paid.

30.3
No claim is outstanding in relation to any of the Target Group Companies under any of the Insurance Policies and, so far as the Seller is aware, no event has occurred and no circumstance exists, which gives rise to any individual or related claims for amounts in excess of £50,000 under any of the Insurance Policies.

30.4	Grosvenor West End Properties has been informed of the HAC in relation to the Property.

31.	Intellectual Property
The Target Group Companies’ rights with respect to Intellectual Property arise in accordance with and are governed by the Marriott Agreements and the licence in relation to the Maze restaurant. Other than those rights and the right to use its corporate name, no Target Group Company owns or uses any Intellectual Property.

32.	Compliance with law

32.1
Since 31 August 2006, each Target Group Company has complied with, and presently complies in all material respects with, all applicable law and regulations of any jurisdiction in which it carries on business and there has been no violation of, or default with respect to, any order or judgement of any court, tribunal, governmental agency or regulatory authority in any jurisdiction which has had, or is reasonably likely to have a material adverse effect on the business and/or assets of any Target Group Company.

33.	Competition

33.1
No Target Group Company is subject to any contracts, obligations, practices, agreements or arrangements which restrict the relevant Target Company’s freedom to carry on the whole or any part of its business in such manner as it sees fit.

42

34.	Bribery Act and Anti-Corruption
None of the Seller, the Target Group Companies or any director, officer, agent, employee, affiliate, other person acting on behalf of, or performing services in respect of, a Target Group Company (including but without limitation any person falling within the definition of Associated Person in section 8 of the Bribery Act 2010) or any other person whose actions create liability for each Target Company has taken any action, directly or indirectly, that would result in a violation by such persons of the Bribery Act 2010 or any similar applicable law and regulations in any jurisdiction in which it carries on business.

35.	Property

35.1	The particulars of the Property and the Lettings set out in Schedule 5 are true, complete and accurate in all respects.

35.2
The Property comprises the only freehold, commonhold or leasehold or other immovable property in any part of the world in which any Target Group Company has any estate, interest, right, liability (whether actual or contingent) or which are otherwise occupied or used by any Target Group Company.

35.3
Except by virtue of the Lettings or the operations of the business of the Target Group Companies no person other than the Target Group Companies has or will have any right to possession, occupation or use of the Property.

35.4
The Property is not subject to or affected by any mortgage or charge (whether legal or equitable, fixed or floating), debenture or security interest including any which secure the payment of money or relate to any obligation or liability of any third party.

35.5	No collateral assurances, undertakings or concessions have been made by any party to the Lettings.

35.6	The Target Group Companies are the sole legal and beneficial owners in possession of the Property.

35.7
The Seller has in its possession or unconditionally held to its order all the documents of title and other documents and papers relating to the Property and the Lettings set out in section 2 in the Data Site.

35.8
Except as Disclosed, none of the Seller or any of the Target Group Companies have entered into any commitment (whether legally binding or not) to any subsisting agreement with any person whereby a fee will be paid to such person or company in respect of the management use, development, letting or sale of the Property.

35.9	Except as Disclosed, the Property is not subject to options or rights of pre-emption.

35.10
So far as each of the Seller and each Target Company is aware, there are no latent defects in the buildings and structures on or comprising the Property and in the construction of the buildings and structures on or comprising the Property or any alterations thereto no materials were used which are defective, deleterious or a risk to health and safety.

43

35.11
Full details (including, where appropriate, copies of relevant reports or other documents) of any material inspections, investigations, reports, audits, tests or reviews in respect of the Property have been disclosed in the Data Site.

35.12
The written replies to enquiries raised by the Buyer in relation to the Property (including replies to CPSE1, CPSE 2 and CPSE 4) disclosed to the Buyer as appearing in the Data Site are true, complete and accurate in all respects and not misleading.

36.
So far as Robert McAllister, Paula Maggio, Eric Hassberger and Richard Moreau is aware, neither the exchange of nor the performance of or compliance with this Agreement will or is likely to cause any senior employee of Marriott to leave or threaten to leave.

37.	Taxation
General

37.1
Save as disclosed in the Disclosure Letter, all returns, computations and assessments submitted by the Target Group to any Tax Authority for the purposes of Taxation have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when supplied and remain accurate and complete in all material respects.

37.2	All material Tax (whether of the UK or elsewhere) for which a Target Group Company is or has been liable to account for, has been duly paid (insofar as such Tax ought to have been paid).

37.3
No Target Group Company has since the date of its incorporation to the date of this Agreement, been liable to pay any penalty, surcharge, fine or interest in connection with Tax; and, so far as the Seller is aware, there are no circumstances by reason of which any Target Group Company may become liable to pay any material penalty, surcharge, fine or interest in connection with Tax.

37.4
Each Target Group Company maintains complete and accurate records, invoices and other information in relation to Taxation, that meet all legal requirements and enable the Tax liabilities of the relevant company to be calculated accurately in all material respects.

37.5
Each Target Group Company has deducted or withheld all material Tax (including where applicable national insurance contributions) which it has been obliged by applicable law and regulations to deduct or withhold from amounts paid by it and has properly accounted to the relevant Tax Authority for all material amounts of Tax so deducted or withheld. All amounts due to be paid to the relevant Taxation Authority on or before the date of this Agreement have been so paid.

37.6
The Data Site and the Disclosure Letter contain details of all special arrangements (that is, an arrangement which is not based on a strict application of all relevant Tax legislation, published extra statutory concessions and published statements of practice) and tax rulings in relation to the affairs of the Target Group (other than the Luxembourg tax ruling dated 12 September 2006 in respect of, among others, the Company, a summary of which has been provided by the Seller to the Buyer in response to specific questions raised by the Buyer and uploaded to the Data Site).

44

37.7
No Target Group Company is currently involved in a dispute in relation to Tax with a Tax Authority and, so far as the Seller is aware, no Tax Authority has indicated that it intends to investigate the Tax affairs of any Target Group Company.

37.8
The Disclosure Letter contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or any associate of such employee or former employee) of any Target Group Company by an employee benefit trust or another third party, falling within the provisions of Part 7A to ITEPA 2003 (introduced by Finance Act 2011 with effect from 6 April) and details of any trust or arrangement capable of conferring such a benefit.

37.9
No Group Target Company is, or so far as the Seller is aware will become, liable to make to any Taxation Authority any payment in respect of any liability to Taxation which is primarily or directly chargeable against, or attributable to, any other person (other than the relevant Target Group Company).

37.10	The Accounts make full provision or reserve within generally accepted accounting principles for all Taxation which the relevant Target Group Company is accountable at that date.

37.11	Each Target Group Company has made and submitted each claim, disclaimer, election, notice and consent assumed to have been made and submitted for the purposes of the Accounts.

37.12
Leaseco is not nor has it been a party to any transaction as a result or in consequence of which has been or so far as the Seller is aware could be treated as deriving income which is taxable under section 776 of the Taxes Act, Chapter 3 of the ITA or Part 18 of the CTA 2010 (transaction in land).

37.13
The accounting records and tax returns of the Company have been prepared in accordance with the terms of all advance tax agreement filed by the Company (each a “Company ATA”). So far as the Seller is aware, the Company has not taken any action which is inconsistent with the Company ATA.

37.14
The accounting records and tax returns of LeaseCo have been prepared in accordance with the terms of each and every advance tax agreement filed by LeaseCo (each a “LeaseCo ATA”). So far as the Seller is aware, LeaseCo has not taken any action which is inconsistent with the LeaseCo ATA.

38.	Tax events since the Accounts Date

38.1	Since the Accounts Date:

38.1.1	no Target Group Company has declared, made or paid any distribution within the meaning of section 1000 of CTA 2010;

38.1.2	no accounting period of any Target Group Company has ended; and

38.1.3	no material capital assets have been disposed of.

45

39.	Residence

39.1
No Target Group Company has, since the date of its incorporation to the date of this Agreement, been resident for Tax purposes (including any double taxation arrangements) in any jurisdiction other than its place of incorporation.

39.2	No Target Group Company has, or has ever had, a permanent establishment in a jurisdiction other than its place of incorporation.

39.3
Save in respect of LeaseCo which is liable to Tax in both Luxembourg and the UK (under the Non Resident Landlord Scheme), the country in which it was incorporated is the only country whose Tax Authorities seek to charge Tax on the worldwide profits or gains of each Target Group Company and no Target Group Company has ever been liable to pay Tax on income profits or gains to any Tax Authority in any other country.

40.	Value Added Tax

40.1	Each Target Group Company is a taxable person and each is registered for the purposes of VAT.

40.2	No Target Group Company, is or has been since incorporation a member of a group of companies for the purposes of section 43 VATA 1994.

40.3	All supplies made by each Target Group Company that is registered for VAT are taxable supplies.

40.4
Full details of all assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995 which are owned by any Target Group Company as at the date of this Agreement and any option to tax under Part 1 of Schedule 10 to the VATA 1994 made by any Target Group Company are in each case set out in the Disclosure Letter.

41.	Stamp Taxes

41.1
Any document that may be necessary in proving the title of the Target Group Company to any asset which is owned by it at Completion, and each document which the Target Group may wish to enforce or produce in evidence, is duly stamped for stamp duty purposes.

41.2
Neither entering into this Agreement nor Completion will result in the withdrawal of any stamp duty or stamp duty land tax relief granted on or before Completion which will affect any Target Group Company.

41.3
The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by any Target Group Company before Completion in respect of which the Seller is aware, or ought reasonably to be aware, that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

46

42.	Non Residential Landlord Scheme

42.1	LeaseCo is and has at all times since it acquired an interest in the Property been registered under the HMRC Non-Resident Landlord Scheme and no other Group Company should be so registered.

43.	Chargeable Gains

43.1	LeaseCo does not and never has carried on any trade in the UK for UK tax purposes.

43.2	LeaseCo holds and has always held the Property as an investment and not as trading stock.

44.	Distributions and Other Payments

44.1
No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of CTA 2010, has been made (or will be deemed to have been made) by any Target Group Company, except dividends shown in their statutory accounts, and no Target Group Company is bound to make any such distribution.

44.2	Chapter 5 of Part 23 of CTA 2010 (demergers) does not apply to any transaction carried out since 2007 by any Target Group Company.

45.	Loan Relationships

45.1
All financing costs, including interest, discounts and premiums payable by any Target Group Company in respect of its loan relationships within the meaning of Chapter 8 of Part 5 of CTA 2009 are eligible to be brought into account by the relevant company as a debit for the purposes of Part 5 of CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the relevant company.

46.	Close Companies

46.1
Any loans or advances made, or agree to be made, by any Target Group Company within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter and Target Group Company has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

47.	Group Relief

47.1
Except as provided in the Accounts, no Target Group Company is, or so far as the Seller is aware will be, obliged to make or be entitled to receive from any company that is not a Target Group Company any payment for the surrender of group relief (within the meaning of Part 5 of CTA 2010) to or by a Target Group Company in respect of any period ending on or before Completion, or any payment for the surrender of the benefit of an amount of advance corporation tax or any repayment of such a payment.

48.	Groups of Companies

48.1	No Target Group Company has entered into, or agreed to enter into, an election pursuant to sections 171A or 179A of TCGA 1992, paragraph 16 of Schedule 26 to the Finance

47

Act 2008, or section 792 of CTA 2009 (or paragraph 66 of Schedule 29 to the Finance Act 2002).

48.2
Neither the execution nor completion of this Agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of any re-acquired by any Target Group Company for Taxation purposes or to the clawback of any relief previously given.

48.3	No Target Group Company nor any Subsidiary has in the past 6 years been party to any arrangements pursuant to sections 59F-G of TMA 1970 (group payment arrangements).

48.4	No Target Group Company holds or has held any right to which Part 8A of CTA 2010 applies or an exclusive licence in respect of such right within section 357BA of CTA 2010.

49.	Transfer Pricing

49.1	All transactions or arrangements made by any Target Group Company have been made on arm’s length terms.

49.2
No notice, enquiry or adjustment has been made by any Taxation Authority under Part 4 of the Taxation (International and Other Provisions) Act 2010 in connection with any transactions or arrangements made by any Target Group Company.

50.	Anti-Avoidance

50.1
So far the Seller is aware, no Target Group Company has been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which was the avoidance of tax or any transaction that produced a tax loss with no corresponding commercial loss.

51.	Construction Industry Sub-Contractors’ Scheme

51.1	So far as the Seller is aware, no Target Group Company is required to register as a Contractor under the provisions of section 59 of the Finance Act 2004.

52.	Tax Sharing
Neither the Company nor any Target Group Company is bound by or party to any Taxation sharing or any Taxation allocation agreement in respect of which claims against the Company or any Target Group Company would not be time barred.

48

SCHEDULE 3

BUYER’S WARRANTIES

1.	Capacity

1.1	The Buyer is a company duly incorporated and validly existing under the laws of the British Virgin Islands.

1.2	The Buyer has full power and authority and has taken all necessary action to enter into and perform its obligations under all the Transaction Documents.

1.3
The obligations of the Buyer under the Transaction Documents constitute or will constitute when executed (as applicable) legal, valid and binding obligations of the Buyer in accordance with their respective terms.

1.4
The execution and delivery of the Transaction Documents by the Buyer and the performance of and compliance with their respective terms and provisions will not conflict with or result in a breach of, or constitute a default under:

1.4.1	the articles of association or any other constitutional documents of the Buyer;

1.4.2	any agreement or instrument to which the Buyer is a party; or

1.4.3	any court order, judgment or decree of any court, governmental or administrative authority or regulatory body that applies to or binds the Buyer or any of its property.

1.5	Solvency

1.5.1
No order has been made and no resolution has been proposed or passed for the winding up of the Buyer and no petition has been presented to the Buyer and no meeting has been convened (or so far as the Buyer is aware application made) for the purpose of winding up the Buyer.

1.5.2	No administration order or compulsory liquidation has been made and no petition or so far as the Buyer is aware application for such an order or procedure has been made or presented to the Buyer.

1.5.3
So far the Buyer is aware no administrative receiver or administrator has been appointed or notice given or filed in relation to the appointment of an administrative receiver or administrator in respect of the Buyer.

1.5.4
The Buyer has not admitted itself to be insolvent or unable to pay its debts (or deemed to be unable to do so within the meaning of s.123 UK Insolvency Act 1986 or, for the avoidance of doubt, any equivalent or analogous laws or rules in any other jurisdiction).

49

1.5.5
No voluntary arrangement under s.1 UK Insolvency Act 1986 or, for the avoidance of doubt, any equivalent or analogous laws or rules in any other jurisdiction in respect of the Buyer or other compromise or arrangement for the benefit of all of their creditors generally has been proposed or agreed.

1.5.6	The Buyer has not suspended or ceased, or threatened to suspend or cease, to carry on all or a material part of its business.

1.5.7
No composition in satisfaction of the debts, or scheme for arrangement of affairs or compromise or arrangement between creditors and/or members of any class of creditors and/or members has been proposed, sanctioned or approved by the Buyer.

1.5.8	No distress, execution or other process has been levied or threatened in respect of any asset of the Buyer.

1.5.9	No circumstances have arisen which are likely to result in:

(A)	any transaction to which the Buyer is a party being set aside; or

(B)	a third party claim involving any asset owned or used by the Buyer being made under sections 238 or 339 (transactions at an undervalue) or sections 239 or 340 (preferences) of the Insolvency Act 1986.

2.	Other Interests

2.1	The Buyer is purchasing the Shares for itself beneficially and not wholly or partly as agent for any other person.

2.2
As at the date of this Agreement, there is no agreement, arrangement or understanding (whether or not or a legally binding nature) for the Shares (or any interest in the Shares) or the Property to be sold, transferred or otherwise disposed to, or held for the benefit of any person other than the Buyer.

3.	Bribery Act and Anti-Corruption
None of the Buyer, or any of its Group Companies or any director, officer, agent, employee, affiliate, other person acting on behalf of, or performing services in respect of, the Buyer or any of its Group Companies (including but without limitation any person falling within the definition of Associated Person in section 8 of the Bribery Act 2010) or any other person whose actions create liability the Buyer or any of its Group Companies has taken any action, directly or indirectly, that would result in a violation by such persons of the Bribery Act 2010 in any jurisdiction in which it carries on business.

4.	OFAC

4.1	None of the Buyer, any member of the Buyer’s Group nor any beneficial owner of the Buyer or any member of the Buyer’s Group:

50

4.1.1	is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Executive Orders (“List”); or

4.1.2
is owned or controlled by, or acts for or on behalf of, any person on the List or any other person who has received written notice that they have been determined by competent authority to be subject to the prohibitions contained in the Executive Orders.

4.2
For purposes of this paragraph 4, (i) “Executive Orders” means, collectively, Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders of the United States of America or regulations in respect thereof; and (ii) “OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

51

SCHEDULE 4

LIMITATIONS ON THE SELLER’S LIABILITY
Maximum liability

1.	Subject to paragraph 2 below, the maximum aggregate liability of the Seller in relation to this Agreement and the Tax Deed when taken together shall not exceed £23,000,000.

2.
The liability of the Seller in respect of the aggregate of all Claims relating to paragraphs 2.2, 5.1.2 and 5.1.3 of Part 1 of Schedule 2 (Warranties) (the (“Fundamental Warranties”) shall not exceed £125,150,000.

Minimum Warranty Claims

3.
Save for a Claim relating to the Fundamental Warranties, the Seller shall have no liability in respect of any individual Warranty Claim (or a series of Warranty Claims with respect to the same or related facts or circumstances) unless the liability of the Seller in respect of such Warranty Claim (or series of Warranty Claims) exceeds £20,000, in which case the Seller shall be liable for the full amount of the Claim and not just the excess.

4.
Save for a Claim relating to the Fundamental Warranties, the Seller shall have no liability in respect of any Warranty Claim unless the aggregate amount of the liability of the Seller in respect of all Warranty Claims exceeds £200,000, in which case the Seller shall be liable for the full amount of the Claims and not just the excess.

Notice of Claim

5.
If any matter comes to the notice of the Buyer or any Target Group Company which may give rise to a Claim, as soon as reasonably practicable (and in any event within twenty (20) Business Days of Buyer receiving notice) the Buyer shall give to the Seller written notice containing a summary of the nature of the Claim as far as is known to the Buyer (or any Target Group Company) at that time and setting out the maximum amount of such Claim as far as is known to the Buyer (save to the extent that such Claim is contingent or unquantifiable).

Time limits

6.	No Claim shall be brought against the Seller unless the Buyer shall have given written notice of the Claim:

6.1	in the case of a claim under the General Warranties, on or before the eighteenth month anniversary of the date on which Completion falls; and

6.2	in the case of a Tax Claim, on or before the sixth anniversary of the date on which Completion falls; and

6.3	in the case of any other Claim, on or before the second anniversary of the date on which Completion falls,

52

in accordance with paragraph 6 above provided that the liability of the Seller in respect of any Claim shall terminate absolutely if proceedings in respect of it shall not have been commenced by being both issued and served on the Seller (i) within the period of nine (9) months from the date on which the Buyer gives due and proper notice of such Claim to the Seller; or (ii) where a Claim relates to a liability which is contingent or otherwise not capable of being qualified, the date which is six (6) months from the date on which such Claim ceases to be contingent or becomes capable of quantification. The nine (9) month period referred to above shall be suspended in relation to a Claim for such period as the Buyer pursues alternative recovery in relation to that Claim from an insurer or any other person. No new Claim may be made in respect of the facts, matters, events, circumstances giving rise to any such terminated Claim.
Contingent Claims

7.
The Seller shall not be liable in respect of any Claim (other than a claim by the Buyer under the Tax Deed) based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability, provided that this Schedule shall not operate to avoid a Claim made in respect of a contingent liability within the applicable time limit specified in paragraph 6 if it becomes an actual liability on or before the date falling six (6) months after the expiry of the applicable time limit specified in paragraph 6.

General

8.	The Seller shall have no liability in respect of any Claim:

8.1
to the extent that the Claim (other than a claim by the Buyer under the Tax Deed) arises, or is increased (in which case this paragraph shall apply in respect of the amount of the increase only), as a result of any applicable (i) legislation not in force at Completion, (ii) change in law, regulation, or directive or the practice of any governmental authority where the same occurs or is made after Completion, or (iii) change in accountancy practice or principles, in any case, where the same occurs or is made after Completion;

8.2
to the extent that provision or reserve in respect of that Claim, liability or other matter giving rise to the Claim (in each case, other than a claim by the Buyer under the Tax Deed) has been made in the Completion Statement or the Claim, liability or other matter giving rise to the Claim was otherwise taken into account in the preparation of the Completion Statement (including in any calculations thereto;

8.3
to the extent that the Claim in question arises, or is increased as a consequence of any failure by the Buyer to comply with any of its obligations under this Agreement or any of the Transaction Documents;

8.4
to the extent that the Claim (other than a claim by the Buyer under the Tax Deed) in question would not have arisen but for a voluntary act, omission or transaction carried out by the Buyer or any of its Group Companies (including the Company and the Subsidiaries) after Completion, including, without limitation, any disposal of the Shares other than any such act, omission or transaction carried out or effected:

53

8.4.3	under a legally binding commitment of a Target Group Company created on or before Completion which has been Disclosed;

8.4.4
in the ordinary course of the business as carried on by a Target Group Company immediately prior to Completion, provided that for this purpose (but without limitation to the meaning thereof) the following shall be deemed not to be in the ordinary course of business if they otherwise would be (with the effect that the exclusion contained in this paragraph 8.4.2 shall apply):

(A)	any disposal of assets (other than trading stock) by any Target Group Company; and

(B)	any change in the use of an asset by any Target Group Company.

8.5
to the extent that the Company or any of the Subsidiaries receives any payment against any loss or damage suffered by the Company or any of the Subsidiaries forming the basis of the claim in question under the terms of any insurance policy of the Company or any of the Subsidiaries for the time being in force;

8.6
to the extent that the facts or circumstances giving rise to such Claim (other than a Tax Claim or a Claim by the Buyer under the General Warranties) are capable of remedy and are remedied by or at the expense of the Seller within sixty (60) Business Days of the date on which notice of such Claim is given pursuant to paragraph 5 of this Schedule; or

8.7
to the extent that the Buyer or its advisers is aware of the facts or circumstances giving rise to such Claim (other than a Claim by the Buyer under the Tax Deed) as at the date of this Agreement. For the purposes of this paragraph, the Buyer shall be deemed to have knowledge of the contents of the Data Site.

9.	Except as expressly set forth in the Warranties, no warranty is given or shall be implied as to the completeness of the contents of the Data Site.
Recovery from insurers and other third parties

10.
If the Buyer becomes aware of any claim, action or demand made against it or the Company or any of the Subsidiaries by a third party (a “Third Party Claim”) which may give rise to a Claim (other than a Tax Claim), the Buyer shall:

10.1	as soon as reasonably practicable, notify the Seller giving reasonable details, so far as are known to the Buyer, of the relevant facts and circumstances relating to the Third Party Claim; and

10.2	keep the Seller reasonably informed of all material developments in relation to the Third Party Claim within its knowledge.

11.
Without prejudice to the rights of the insurers of the Buyer’s Group, the Buyer shall, or the Buyer shall procure that any other members of the Buyer’s Group shall, consult with the Seller and give due consideration and respect to, any advice, position and/or information which may be provided by the Seller in connection with any such Third

54

Party Claim and shall give due consideration and respect to any action as the Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim.

12.
Without prejudice to the Buyer’s ability to notify the Seller of a Claim pursuant to paragraph 6 (Time limits) if, in respect of any matter which would give rise to a Claim (other than a claim by the Buyer under the Tax Deed), any Target Group Company or any Group Company of the Buyer is entitled to claim under any policy of insurance, then it shall take all reasonable steps to make a claim against its insurers and to pursue such insurance claim and any amount recovered pursuant to such insurance claim (net of any reasonable costs and expense incurred in making such recovery and the costs of any increased insurance and premiums that arise due to any and all such insurance claims being made) shall then reduce by the amount so recovered the Seller’s liability in respect of such Claim (or if such amount recovered is greater, extinguish such Claim).

Miscellaneous

13.
Under or in connection with this Agreement, the Buyer shall only be entitled to claim for losses fairly and reasonably arising naturally from a claim and not any loss of profit or indirect or consequential loss or for any loss of goodwill or possible business after Completion.

14.
The Buyer acknowledges and agrees that the Seller does not give or make any warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of honestly expressed opinion provided to the Buyer (however so provided) on or prior to the date of this Agreement, including (without limitation), in the Data Site or the information supplied to or made available to the Buyer during its due diligence exercise.

15.	Nothing in this Agreement shall release or abrogate the Buyer of any common law duty to mitigate any loss or damage.

16.
Neither the Buyer nor the Company nor any of the Subsidiaries shall be entitled to recover damages in respect of any Claim by the Buyer if, and to the extent that, the Buyer or the Company or any of the Subsidiaries has already recovered damages in respect of the same fact or subject matter.

17.	Any payment made by the Seller or any other person in respect of any Claim shall so far as possible be made by way of adjustment to the Purchase Price.

18.	None of the limitations contained in this Schedule shall apply in the event of any fraudulent act or omission of the Seller in the giving of the Warranties and/or preparation of the Disclosure Letter.

19.	In the event of any conflict or inconsistency between the provisions of this Schedule 4 and any other terms of this Agreement, the provisions of the Agreement shall prevail.

55

SCHEDULE 5

THE PROPERTY
PART A

Registered proprietor (owner)	Title number	Nature, Parties to and Date of title lease
Banian Finance S.à.r.l	LN248516
The leasehold land together with the hotel buildings thereon known as the London Marriott Hotel and being 10 to 13 (inclusive) Grosvenor Square and 84 Duke Street, London W1 as the same is registered at the Land Registry with good leasehold title under title number LN248516, comprising the premises demised by the underlease dated 23 February 1965 and made between (1) George Kershaw Ridley and George Ingram Barty-King and (2) Princes Investments Limited as varied by a deed of variation dated 1 April 1970 and made between (1) George Kershaw Ridley and George Ingram Barty-King and (2) Princes Investments Limited and further varied by a deed of variation dated 21 October 2010 between (1) Grosvenor West End Properties and (2) Banian Finance S.à.r.l.

56

Registered proprietor (owner)	Title number	Nature, Parties to and Date of title lease
Banian Finance S.à.r.l	LN248520
The leasehold land together with the hotel buildings thereon known as the London Marriott Hotel and being 10 to 13 (inclusive) Grosvenor Square and 84 Duke Street, London W1 as the same is registered at the Land Registry with title absolute under title number LN248520, comprising the premises demised by the underlease dated 23 February 1965 and made between (1) Princes Investments Limited and (2) Grand Metropolitan Hotels Limited as varied by a deed of variation dated 1 April 1970 and made between (1) Princess Investments Limited and (2) Europa Hotel (London) Limited and further varied by: (i) a deed of variation dated 18 July 1983 and made between (1) Europa Hotel (London) Limited, (2) Grand Metropolitan Public Limited Company, (3) Marriott UK Holdings Limited, (4) Marriott Hotels Limited and (5) Marriott Corporation; and (ii) a deed of variation dated 21 October 2010 and made between (1) Banian Finance S.à.r.l. and (2) Lomar Hotel Company Limited.

57

Registered proprietor (owner)	Title number	Nature, Parties to and Date of title lease
Lomar Hotel Company Limited	NGL645572
The leasehold land together with the hotel buildings thereon known as the London Marriott Hotel and being 10 to 13 (inclusive) Grosvenor Square and 84 Duke Street, London W1 as the same is registered at the Land Registry with title absolute under title number NGL645572, comprising the premises demised by the underlease dated 8 September 1989 between (1) Marquis Hotels Limited and (2) Lomar Hotel Company Limited (as the same was varied by a supplemental deed dated 29 July 1991 between (1) Marquis Hotels Limited, (2) Chester Eaton Properties B.V. and (3) Lomar Hotel Company Limited and further varied by a deed of variation dated 26 October 1995 and made between (1) Chester Eaton Properties B.V. and (2) Lomar Hotel Company Limited and further amended by: (i) a deed of variation dated 26 February 2003 between (1) Chester Eaton Properties B.V. and (2) Lomar Hotel Company Limited; (ii) a deed of variation dated 12 September 2006 between (1) Grosvenor Square Hotel S.à.r.l. and (2) Lomar Hotel Company Limited; (3) a deed of variation dated 21 October 2010 and made between (1) Banian Finance S.à.r.l. and (2) Lomar Hotel Company Limited; and (iv) a deed of variation dated 20 December 2011 and made between (1) Banian Finance S.à.r.l. and (2) Lomar Hotel Company Limited).

Lomar Hotel Company Limited	NGL890601
The leasehold land together with the hotel buildings thereon known as the London Marriott Hotel and being 10 to 13 (inclusive) Grosvenor Square and 84 Duke Street, London W1 as the same is registered at the Land Registry with title absolute under title number NGL890601, comprising the premises demised by the underlease dated 29 October 2007 between (1) Banian Finance S.à.r.l. and (2) Lomar Hotel Company Limited as varied by a deed of variation dated 21 October 2010 and made between (1) Banian Finance S.à.r.l. and (2) Lomar Hotel Company Limited.

PART B

58

THE LETTINGS
The leasehold land registered at the Land Registry with title absolute under title number NGL849806 comprising the premises demised by the lease dated 1 June 2005 between (1) Lomar Hotel Company Limited and (2) Gordon Ramsay (Maze) Limited and Mr. Gordon James Ramsay (part)
The leasehold land registered at the Land Registry with title absolute under title number NGL912640 comprising the premises demised by the lease dated 12 May 2010 between (1) Lomar Hotel Company Limited and (2) Gordon Ramsay (Maze) Limited and (3) Mr. Gordon James Ramsay (part)
The leasehold land registered at the Land Registry with title absolute under title number NGL912641comprising the premises demised by the lease dated 12 May 2010 between (1) Lomar Hotel Company Limited and (2) Gordon Ramsay (Maze) Limited and (3) Mr. Gordon James Ramsay
The leasehold land registered at the Land Registry with title absolute under title number NGL912637 comprising the premises demised by the lease dated 12 May 2010 between (1) Lomar Hotel Company Limited and (2) Gordon Ramsay (Maze) Limited and Mr. Gordon James Ramsay and known as the Maze Grill Restaurant

59

SCHEDULE 6

COMPLETION STATEMENT
Part 1 – Estimated Working Capital Statement

Asset/Liability	Amount (£)	Amount (£)
Current Assets
Debtors/prepayments	1,119,051
Stock Cash	17,371 1,272,185
	2,408,607
Less
Current and Non Current Liabilities
Trade Creditors		655,891
Other creditors Asset management fee payable Due to sale group companies		1,684,306 - -
		2,350,197
Estimated Working Capital as at 31 March 2014	58,411

60

Part 2 – relevant principles, policies, bases, practices and methods

1.	The accounting principles, policies, bases, practices and methods to be used in the preparation of the Completion Statement are as follows:

1.1	the specific principles, policies, bases, practices and methods detailed in paragraph 2 below; and subject thereto

1.2
the principles, policies, bases, practices and methods consistent with those used in the preparation of the Audited Accounts and the Unaudited Accounts as applicable to the relevant Target Group Company and subject thereto

1.3	United Kingdom or Luxembourg (as applicable to the relevant Target Group Company) generally accepted accounting principles in force at the date of this Agreement.
For the avoidance of doubt, paragraph 1.1 shall take precedence over paragraphs 1.2 and 1.3 and paragraph 1.2 shall take precedence over paragraph 1.3.

2.	The following specific principles, policies, bases, practices and methods shall be used in preparation of the Completion Statement:

2.1	The Completion Statement shall be prepared on an aggregated basis by reference to the general ledgers of each Target Group entity drawn up as at immediately prior to Completion (the “Effective Time”).

2.2
For the purposes of the Completion Statement, the Effective Time shall be treated as the end of a financial year-end including performance of all normal year-end procedures and the reconciliation and elimination of all intercompany balances between the Target Group companies, and the end of a tax accounting period or of any other period by reference to which any liability to tax of the Company is computed (including VAT).

2.3
For the purposes of the Completion Statement (and subject to the exclusions in this paragraph 2), Working Capital shall comprise the current assets (excluding intangible and tangible fixed assets) less the current and non current liabilities of the Target Group.

2.4
No account shall be taken of events or circumstances taking place after the Effective Time, and regard shall only be had to information available to the parties up to the date of delivery of the Completion Statement by the Buyer to the Seller (the “Cut-Off Time”) and only where such information provides additional evidence of conditions existing at the Effective Time and affecting amounts in the Completion Statement.

2.5	The Completion Statement will exclude any effects of the change of control or ownership of the Target Group contemplated by this Agreement.

2.6	No asset in relation to the following shall be included in the Completion Working Capital:
2.6.1     unamortised finance fees;
2.6.2    intangible assets;
2.6.3    deferred tax; and

61

2.6.4    fixed assets; and

2.6.5	the Replacement and Renewal Reserve.

2.7	Completion Working Capital shall include provision for unpaid guest receiveables as at the Effective Time as follows:
2.7.1    Aged 0-30 days from the date of invoice – no provision
2.7.2    Aged 31-60 days from date of invoice – 50% provision
2.7.3    Aged more than 60 days from date of invoice – 100% provision

2.8	Accrued bonuses
Accrued bonuses for 2014 shall be calculated as at the date of Completion on a pro rata basis and included as a liability in Completion Working Capital.

2.9	Transaction costs
All costs associated with the transaction contemplated by this Agreement and incurred by any Target Group Company shall be included as liabilities within Completion Working Capital.

2.10	No item shall be included in the Completion Statement more than once and no item shall be excluded from the Completion Statement solely on the grounds of immateriality.

2.11	Completion Working Capital shall include full provision against all debtors (other than guest receivables) as at the Effective Time that have not been collected prior to the Cut-Off Time.

2.12
There shall be no release of accruals or provisions made in the Audited Accounts or the Unaudited Accounts unless (and only to the extent) there has been a change in circumstances since the preparation of the Audited Accounts or the Unaudited Accounts and prior to provision of the draft Completion Statement to the Seller, relating to conditions that existed at or prior to the date of Completion.

2.13	Completion Working Capital will include full provision for any unpaid dividends declared prior to the Effective Time.

2.14
Prepayments shall only be recognised in the Completion Working Capital in respect of advance payments made on or before the Effective Time in respect of goods and services only to the extent that the prepayments will provide continuing value to the Target Group after the Effective Time.

2.15
Cash shall be recorded in the Completion Working Capital at the reconciled cash-book value per the books and records of the Target Group less £250,000 and, for the avoidance of doubt, shall exclude any amount in respect of the Replacement and Renewal Reserve.

2.16	No pension surplus or pension deficit will be included in Completion Working Capital.

62

Part 3 – Form of Completion Statement

63

Part 4 – Independent Accountants’ Appointment

1.
The Independent Accountants shall be appointed by agreement between the Seller and the Buyer or in default of agreement within fifteen Business Days of receipt of a notice by the Buyer or the Seller that the other Party elects to appoint an Independent Accountant, then by the President or an officer appointed by him of the Institute of Chartered Accountants of England and Wales on the application by either the Seller or the Buyer made at any time after the dispute comes into existence.

2.	Each Party shall use reasonable endeavours to agree the terms of appointment and reference of the Independent Accountant as soon as reasonably practicable.

3.	The Independent Accountants shall be instructed to:

3.1
invite the Seller and the Buyer to submit to them, within such time limits (not being less than fifteen (15) Business Days and not more than twenty-five (25) Business Days) as they may consider appropriate, such representations and cross-representations with such supporting evidence as they may respectively wish as to the draft Completion Statement or the subject matter of adjudication (as appropriate); and

3.2
within forty (40) Business Days of its appointment or within such extended period as the Seller and the Buyer may agree, give to each of them their determination of the Completion Statement or adjudication (as appropriate).

4.
The fees and expenses of the Independent Accountants including the fee payable for their nomination, shall be borne by the Seller and the Buyer in the proportions determined by the Independent Accountants but, failing such determination, they shall be payable by the Seller (on the one hand) and the Buyer (on the other) in equal shares who shall each bear their own costs, fees and expenses.

5.
If the Independent Accountants are unwilling to act, or becomes incapable of acting, or if, for any other reason, they are unable to act, then the Seller or the Buyer may request the President or an officer appointed by him of the Institute of Chartered Accountants in England and Wales to discharge the firm appointed as the Independent Accountants and appoint another in their place to act in the same capacity, which procedure may be repeated as many times as necessary.

6.
The Independent Accountants will determine (using their own legal advice as appropriate) any question of the legal construction of this Agreement insofar as it is relevant to preparation of the Completion Statement or the subject matter of the adjudication. If the Independent Accountants obtains legal advice, a copy of the advice and any instructions on which it is based will be delivered to the Seller and to the Buyer.

7.	The Independent Accountants will act as an expert (and not as an arbitrator) in making their determination which will (in the absence of fraud or manifest error) be final and binding on the parties.

64

SCHEDULE 7

TRANSFER INSTRUMENTS

65

Dated 2014

TRANSFER AGREEMENT

between

SHR GROSVENOR SQUARE LLC
(as the Transferor)

and

WESTERN TREASURE LIMITED
(as the Transferee)

in the presence of

SHR Grosvenor Square S.à r.l.
(as the Company)

relating to the transfer of the 600 shares issued by SHR Grosvenor Square S.à r.l.

THIS SHARE TRANSFER AGREEMENT (the “Transfer Agreement”) is dated ___________________ 2014 with effect as of March 2014 (the “Effective Date”) and is made by and between

(1)
SHR GROSVENOR SQUARE LLC, a limited liability company formed in Delaware (file number 4192237) and whose registered office is at c/o Corporation Service Company, 2711 Centerville Rd, Ste 400, Wilmington DE 19808,

hereinafter referred to as the “Transferor”;
and

(2)	WESTERN TREASURE LIMITED, a company incorporated in the BVI (registered number 1806521) and whose registered office is at PO Box 957 Offshore Incorporations Centre, Road Town, Tortola BVI,
hereinafter referred to as the “Transferee”;
in the presence of

(3)
SHR Grosvenor Square S.à.r.l., a Luxembourg private limited liability company (société à responsabilité limitée), with registered office at 20, Rue de la Poste, L-2346 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 114.490, with a share capital of GBP 15,000, hereinafter referred to as the “Company”.
The Transferor and the Transferee are hereinafter jointly referred to as the “Parties” or each separately as a “Party”.
WHEREAS

(A)	The Transferor holds 600 shares with a nominal value of GBP 25 each issued by the Company (the “Shares”), representing the entire issued share capital of the Company.

(B)
The Transferor is willing to transfer, with effect as of the Effective Date, to the Transferee the Shares and the Transferee is willing to accept the transfer of the Shares, together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends, interests and distributions declared, made or paid on or after the Effective Date, subject to the terms and conditions set out hereafter and in the agreement for the sale and purchase of the entire issued share capital of the Company entered into by the Transferor, as seller, and the Transferee, as purchaser and to which this Transfer Agreement shall be attached as Schedule 7 (the “Sale and Purchase Agreement”).

NOW THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:
ARTICLE 1. TRANSFER

1.1	Transfer of the Shares
Subject to the terms and conditions of this Transfer Agreement, the Transferor shall transfer and assign to the Transferee and the Transferee shall acquire and accept the Shares at the price specified in article 1.2 below.
Ownership of the Shares shall be transferred to the Transferee as at the Effective Date.

1.2	Consideration
The purchase price for the Shares shall be as set forth in clause 3.1 of the Sale and Purchase Agreement, as may be further adjusted pursuant to clause 3.2 of the Sale and Purchase Agreement and payable in accordance with clause 3.3 of the Sale and Purchase Agreement (hereafter the “Shares Purchase Price”).
ARTICLE 2    . DELIVERY OF THE SHARES
The Transferor shall ensure that the Transferee is promptly registered as new holder of the Shares in the shareholders’ register of the Company on and with effect from the Effective Date, upon payment of the Shares Purchase Price.
The Transferor and the Transferee hereby empower and instruct Luxembourg Corporation Company S.A. or any authorised representative of Luxembourg Corporation Company S.A., each acting individually and under their sole signature, to register the transfer of the Shares pursuant to this Transfer Agreement and the Sale and Purchase Agreement in the shareholders register held at the Company’s registered office, to file such transfer notice with the Luxembourg Trade and Companies Register, publish the transfer notice in the Luxembourg official gazette (Mémorial) and to take all further actions which may be required under Luxembourg law to realise the transfer of the ownership of the Shares to the Transferee.
ARTICLE 3    . MISCELLANEOUS

3.1	Amendment
This Transfer Agreement may be amended, modified or supplemented, with respect to any of its provisions, but only by written agreement of the Parties to this Transfer Agreement.

3.2	Waivers
Failure of either Party to exercise or delay in exercising a right or remedy provided by this Transfer Agreement or by law shall not constitute a waiver of the right or remedy or a waiver of other rights or remedies. Any waiver in respect of failure of compliance with the provisions of this Transfer Agreement shall, in order to be valid, be made in writing and such waiver shall not operate against the waiving Party as a waiver of any right or remedy in respect of any subsequent.

3.3	Headings
The descriptive headings contained in the articles, sections and subsections of this Transfer Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Transfer Agreement.

3.4	Entire Agreement
This Transfer Agreement embodies together with the Sale and Purchase Agreement the entire agreement and understanding between the Parties pertaining to the subject matter of this Transfer Agreement, and supersedes all prior agreements, understandings, negotiations, representations and discussions, whether written or oral.

3.5	Severable Provisions
If any of the provisions of this Transfer Agreement may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially enforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

3.6	Confidentiality
Clause 11 of the Sale and Purchase Agreement shall apply to this Transfer Agreement.

3.7	Further Assurance
Each Party shall (at its own expense) promptly execute and deliver all such documents, and do all such things, or procure the execution of documents and doing of such things as are required to give full effect to this Transfer Agreement and the transactions contemplated by it.

3.8	Assignment
No Party may assign or transfer any of its rights, benefits or obligations under this Transfer Agreement. Each party confirms that it is acting on its own behalf and not on the behalf of any other person.

3.9	Governing Law and Jurisdiction
Clause 16 of the Sale and Purchase Agreement shall apply to this Transfer Agreement.
Made in three originals, one of which has been remitted to each Party and the Company, on the above mentioned date and time.
[Signature page to follow]

THE TRANSFEROR
SHR GROSVENOR SQUARE LLC

________________________________
By:

Title:

THE TRANSFEREE
WESTERN TREASURE LIMITED

________________________________
By:

Title:

By countersigning hereunder the Company acknowledges and accepts the transfer of the Shares under this Transfer Agreement in accordance with applicable law.

THE COMPANY
SHR Grosvenor Square S.à r.l.

________________________________
By:
Title:

This Agreement has been executed on the date first mentioned above.

Signed for and on behalf of SHR GROSVENOR SQUARE LLC	) ) ) )	/s/ Robert T. McAllister

Signed for and on behalf of WESTERN TREASURE LIMITED	) ) ) )	/s/ Cheng Kam Biu Wilson

Signed for and on behalf of SHR GROSVENOR SQUARE S.Á.R.L.	) ) ) )	/s/ Robert T. McAllister

With respect to Seller’s Guarantor’s obligations under Clause 5 only

Signed for and on behalf of STRATEGIC HOTEL FUNDING, LLC	) ) ) )	/s/ Robert T. McAllister